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Filed pursuant to Rule 424(b)(5)
Registration No. 333-232171

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, no par value (which may be represented by American Depositary Shares)(2)	3,271,280,000	US$0.162108214203236(3)	US$530,301,359(3)	US$64,273(3)

Rights to purchase shares of common stock (including in the form of American Depositary Shares)(2)(4)	3,271,280,000	—(4)	—(4)	—(4)

(1)
Represents the number of shares of common stock that maybe offered and sold in the United States plus a number of shares of common stock that may be resold into the United States from time to time during the distribution thereof.

(2)
American Depositary Shares issuable on deposit of the shares of common stock registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-186824) or will be registered under a future registration statement on Form F-6. Each American depositary share represents 50 shares of common stock.

(3)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Such estimate is based on the subscription price of US$0.162108214203236 per share.

(4)
No separate consideration will be received by the registrant for the rights offered hereby.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-232171

PROSPECTUS SUPPLEMENT
To Prospectus dated June 18, 2019

Enel Américas S.A.

Shares of Common Stock (including in the form of American Depositary Shares)
Rights to Subscribe for Shares of Common Stock

         We are offering to our common stockholders transferable rights to subscribe for 18,729,788,686 new shares of common stock in the Republic of Chile and outside Chile, including shares of common stock represented by American Depositary Shares, or ADSs.

         This offering is part of a capital increase approved by our shareholders on April 30, 2019 for up to US$3.0 billion, subject to certain exceptions. All of the shares of common stock issued in connection with the capital increase are subject to a statutory preemptive rights offering under Chilean law. These shares of common stock are being made available first in the statutory preemptive rights offering. See "Rights Offerings—Statutory Preemptive Rights Offering."

         Under Chilean law, each existing share of our common stock is entitled to subscribe for a proportionate share of the new shares issued in the capital increase (a fraction equal to the 18,729,788,686 new shares divided by the 57,452,641,516 existing shares, or 0.326003960684452 new shares per existing share expressed as a decimal number). Each share of our common stock held of record as of 11:59 p.m. (Santiago, Chile time) on June 21, 2019 entitles its holder to 0.326003960684452 of a transferable preemptive right to subscribe for newly issued shares of our common stock (a "Preemptive Share Right"). Each full Preemptive Share Right entitles the holder to subscribe for one new share of our common stock at a share subscription price of US$0.162108214203236 per share, payable in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription and payment date, as reported by the Central Bank of Chile). One full Preemptive Share Right is required to subscribe for one new share of our common stock at the share subscription price. We will only accept subscriptions for whole shares of our common stock and will truncate any subscriptions submitted with respect to fractional rights to the nearest whole number of Preemptive Share Rights that may be exercised.

         Citibank, N.A., as our ADS depositary, will make available to holders of our ADSs (each ADS representing 50 shares of common stock) transferable preemptive rights to subscribe for newly issued shares in the form of ADSs ("Preemptive ADS Rights") at the rate of approximately 0.326003 Preemptive ADS Rights for each ADS held of record at 5:00 p.m. (New York City time) on July 2, 2019. Each full Preemptive ADS Right entitles the holder to subscribe for one new ADS at a subscription price of US$8.31 per ADS, which includes certain fees as described in this prospectus supplement, payable in cash only in U.S. dollars. One full Preemptive ADS Right is required to subscribe for one new ADS at the ADS subscription price. We will only accept subscriptions for whole numbers of new ADSs.

         The statutory preemptive rights offering of new shares by means of Preemptive Share Rights distributed to holders of our common stock will expire at 11:59 p.m. (Santiago, Chile time) on July 26, 2019. The offering of new ADSs by means of Preemptive ADS Rights distributed to holders of our ADSs will commence on July 3, 2019 and will expire at 2:15 p.m. (New York City time) on July 23, 2019.

         The Preemptive Share Rights are transferable and will be listed on the Bolsa de Comercio de Santiago, Bolsa de Valores (the "Santiago Stock Exchange"), and the Bolsa Electrónica de Chile, Bolsa de Valores (the "Chilean Electronic Stock Exchange" and together with the Santiago Stock Exchange, the "Chilean Stock Exchanges"). Trading in the Preemptive Share Rights on such exchanges is expected to commence on June 27, 2019 and continue until July 26, 2019.

         The Preemptive ADS Rights are transferable and are expected to be admitted for trading on the New York Stock Exchange (the "NYSE"), subject to the Preemptive ADS Rights being "in-the-money" at the commencement of trading. Trading in the Preemptive ADS Rights on the NYSE is expected to commence on June 28, 2019 and continue until July 19, 2019.

         To the extent that there are any shares of our common stock available for issuance under the capital increase remaining unsubscribed after the statutory preemptive rights offering subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders (the "Unsubscribed Shares"), the holders of Preemptive Share Rights who exercised their Preemptive Share Rights and subscribed for new shares of any shares of our common stock in the statutory preemptive rights offering ("Subscribing Holders") and who continue to be a holder of record of our common stock as of 11:59 p.m. (Santiago, Chile time) on a record date established as the Chilean business day immediately preceding the commencement of the subsequent rights offering described below will be entitled to receive new transferrable share rights ("Additional Share Rights") to purchase a proportionate share of the Unsubscribed Shares, based on the number of new shares of our common stock that the Subscribing Holder subscribed and paid for in the statutory preemptive rights offering relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offering (including shares underlying new ADSs subscribed and paid for in the statutory preemptive rights offering). The exact number of Additional Share Rights each eligible Subscribing Holder will be entitled to receive will not be determined until after the completion of the statutory preemptive rights offering. We will publicly announce the number of Additional Share Rights that eligible Subscribing Holders are entitled to receive for each new share of our common stock subscribed and paid for in the statutory preemptive rights offering as soon as practicable after the completion of the statutory preemptive rights offering and before the commencement of the subsequent rights offering for the Unsubscribed Shares. Each full Additional Share Right will entitle the holder to subscribe for one new share of our common stock at a subscription price of US$0.162108214203236 per share, the same share subscription price as in the statutory preemptive rights offering in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription date, as reported by the Central Bank of Chile). One full Additional Share Right is required to subscribe for one new share of our common stock at the share subscription price. We will only accept subscriptions for whole shares of our common stock and will truncate any subscriptions submitted with respect to fractional rights to the nearest whole number of Additional Share Rights that may be exercised.

         To the extent that Additional Share Rights are distributed after the statutory preemptive rights offering, the ADS depositary will make available to holders of Preemptive ADS Rights who exercised their Preemptive ADS Rights and subscribed for new ADSs in the statutory preemptive rights offering ("Subscribing ADS Holders") new transferrable ADS rights ("Additional ADS Rights") to purchase new ADS representing a proportionate share of the Unsubscribed Shares, based on the number of new shares of our common stock underlying the new ADSs that the Subscribing ADS Holder subscribed and paid for in the statutory preemptive rights offering relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offering (including shares underlying new ADSs subscribed and paid for in the statutory preemptive rights offering). Each full Additional ADS Right will entitle the holder to subscribe for one new ADS at a subscription price of US$8.31 per ADS, the same ADS subscription price as in the statutory preemptive rights offering, plus certain fees as described in this prospectus supplement. One full Additional ADS Right is required to subscribe for one new ADS at the ADS subscription price, payable in cash in U.S. dollars. We will only accept subscriptions for whole numbers of new ADSs.

         The subsequent rights offering of new shares by means of Additional Share Rights is expected to commence on August 12, 2019 and is expected to expire at 11:59 p.m. (Santiago, Chile time) on September 4, 2019. The offering of new ADSs by means of Additional ADS Rights is expected to commence on August 13, 2019 and is expected to expire at 2:15 p.m. (New York City time) on August 29, 2019.

         The Additional Share Rights will be transferable and are expected to be listed on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange. The Additional ADS Rights will be transferable and are expected to be admitted for trading on the NYSE, subject to the Additional ADS Rights being "in-the-money" at the commencement of trading. The exact dates of trading of the Additional Share Rights and the Additional ADS Rights on these exchanges will be determined and announced at the time the number of Additional Share Rights and Additional ADS Rights are determined and publicly announced.

         To the extent that shares offered in the subsequent rights offering period are not fully subscribed and paid, the Board of Directors has the authority to offer those shares to shareholders or other third parties in Chile in transactions on the Chilean Stock Exchanges on terms and conditions different than in the rights offerings, provided, however, that the offering may not commence until 30 days after the end of the statutory preemptive rights offering period and that such offer shall not cause us to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders.

         Our ADSs are traded on the NYSE under the symbol "ENIA" and our shares of common stock are traded on the Chilean Stock Exchanges under the symbol "ENELAM." On June 26, 2019, the closing prices on the NYSE per ADS and the Santiago Stock Exchange per share were US$8.44 and Ch$115.97, respectively.

         Investing in our common stock involves certain risks. See "Risk Factors" beginning on page S-27 of this prospectus supplement and the risk factors contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase our common stock.

	Subscription Price	Proceeds to Company(1)

Per new share of common stock	US$0.162108214203236	US$0.162108214203236

Per new ADS subscribed	US$8.31(2)	US$8.11

Total offering(3)	US$3,041,795,053	US$3,036,252,596

(1)
Before deducting transaction expenses and commissions payable by the company.

(2)
Includes fees imposed in connection with the ADS rights and the issuance of the new ADSs of US$0.20 per new ADS subscribed.

(3)
Includes shares subscribed in Chile and ADSs subscribed in the U.S.

         For information regarding the offers, contact Georgeson LLC, the Information Agent, at 1-800-261-1047 (U.S. and Canada toll free) or +1-781-575-2137 (International collect).

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         We and our common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, or the "CMF"). The CMF has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or the Spanish language prospectus used in Chile is truthful or complete.

The date of this prospectus supplement is June 27, 2019.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the United States Securities and Exchange Commission ("SEC"). We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is a supplement to the accompanying prospectus, dated June 18, 2019, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC's shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in this prospectus supplement and the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

        Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

        This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by other companies or us. All such trademarks, service marks and trade names are the property of their respective owners.

        References in this prospectus supplement to "Enel Américas S.A.," "Enel Américas," the "Company," "we," "us" and "our" are to Enel Américas S.A., its subsidiaries and its predecessors, unless the context indicates otherwise. The term "you" refers to a prospective investor.

 PRESENTATION OF INFORMATION

Financial Information

        In this prospectus supplement, unless otherwise specified, references to "U.S. dollars" or "US$," are to dollars of the United States of America; references to "pesos" or "Ch$" are to Chilean pesos, the legal currency of Chile; references to "Ar$" or "Argentine pesos" are to the legal currency of Argentina; references to "R$," or "reais" are to Brazilian reais, the legal currency of Brazil; references to "CPs" or "Colombian pesos" are to the legal currency of Colombia; references to "soles" are to Peruvian Soles, the legal currency of Peru; and references to "UF" are to Unidades de Fomento. The UF is a Chilean inflation-indexed, peso-denominated monetary unit that is adjusted daily to reflect changes in the official Consumer Price Index ("CPI") of the Chilean National Institute of Statistics (Instituto Nacional de Estadísticas or "INE"). The UF is adjusted in monthly cycles. Each day in the period beginning on the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed in order to reflect a proportionate amount of the change in the Chilean CPI during the prior calendar month. As of December 31, 2018, one UF was equivalent to Ch$ 27,565.79. The U.S. dollar equivalent of one UF was US$ 39.68 as of December 31, 2018, using the Observed Exchange Rate reported by the Central Bank of Chile (Banco Central de Chile) as of December 31, 2018 of Ch$ 694.77 per US$ 1.00. The U.S. dollar observed exchange rate (dólar observado) (the "Observed Exchange Rate"), which is reported by the Central Bank of Chile and published daily on its webpage, is the weighted average exchange rate of the previous business day's transactions in the Formal Exchange Market. Unless the context specifies otherwise, all amounts translated from Chilean pesos to U.S. dollars or vice versa, or from UF to Chilean pesos, have been carried out at the rates applicable as of December 31, 2018.

        Since 2017, our functional currency is the U.S. dollar, and therefore our consolidated financial statements and other financial information concerning us included in this prospectus supplement are presented in U.S. dollars. The change of our functional currency was recorded as of January 1, 2017, by translating all items of our consolidated financial statements to the new functional currency, using the exchange rate of Ch$ 669.47 as of January 1, 2017. We also changed the presentation currency of our consolidated financial statements from the Chilean peso to the U.S. dollar. The change in the presentation currency was applied retrospectively as if the U.S. dollar had always been the presentation currency of the consolidated financial statements. The consolidated financial statements for the year ended as of December 31, 2016, was restated in U.S. dollars using the average exchange rate for the period. For further information about the change of our function currency, please refer to Note 3 of the Notes to our consolidated financial statements attached to the 2018 Form 20-F.

        We have prepared our consolidated financial statements in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB").

        All of our subsidiaries are integrated and all their assets, liabilities, income, expenses and cash flows are included in the consolidated financial statements after making the adjustments and eliminations related to intra-group transactions. Our participation in associated companies over which we exercise significant influence are included in our consolidated financial statements using the equity method. For detailed information regarding consolidated entities, jointly-controlled entities and associated companies, see Notes 2.4 and 2.5 of the Notes to our consolidated financial statements attached to the 2018 Form 20-F.

        During 2016, we completed a corporate reorganization, which involved the separation of our Chilean and non-Chilean electricity businesses, resulting in our retaining only the non-Chilean electricity businesses, effective as of March 1, 2016. All operations regarding the former Chilean businesses have been presented as discontinued operations. In order to comply with conditions established under IFRS, the financial statements for the year ended as of December 31, 2016 include discontinued operations for two months. The financial statements for the years ended December 31,

2018 and 2017 do not include discontinued operations. For additional information relating to the corporate reorganization, please see "Item 4. Information on the Company—A. History and Development of the Company—The 2016 Reorganization" in the 2018 Form 20-F.

        This prospectus supplement may contain translations of certain Chilean peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, the Chilean peso equivalent for information in U.S. dollars is based on the Observed Exchange Rate for December 31, 2018, as defined in "Item 3. Key Information—A. Selected Financial Data—Exchange Rates." The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. No representation is made that the Chilean peso or U.S. dollar amounts shown in this prospectus supplement could have been or could be converted into U.S. dollars or Chilean pesos, as the case may be, at such rate or at any other rate. See "Item 3. Key Information—A. Selected Financial Data—Exchange Rates" in the 2018 Form 20-F.

Technical Terms

        References to "TW" are to terawatts (1012 watts or a trillion watts); references to "GW" and "GWh" are to gigawatts (109 watts or a billion watts) and gigawatt hours, respectively; references to "MW" and "MWh" are to megawatts (106 watts or a million watts) and megawatt hours, respectively; references to "kW" and "kWh" are to kilowatts (103 watts or a thousand watts) and kilowatt hours, respectively; references to "kV" are to kilovolts, and references to "MVA" are to megavolt amperes. References to "BTU" and "MBTU" are to British thermal unit and million British thermal units, respectively. A "BTU" is an energy unit equal to approximately 1,055 joules. References to "Hz" are to hertz; and references to "mtpa" are to metric tons per annum. Unless otherwise indicated, statistics provided in this prospectus supplement with respect to the installed capacity of electricity generation facilities are expressed in MW. One TW equals 1,000 GW, one GW equals 1,000 MW and one MW equals 1,000 kW. The installed capacity we are presenting in this prospectus supplement corresponds to the gross installed capacity, without considering the MW that each power plant consumes for its own operation.

        Statistics relating to aggregate annual electricity production are expressed in GWh and based on a year of 8,760 hours, except for leap years, which are based on 8,784 hours. Statistics relating to installed capacity and production of the electricity industry do not include electricity of self-generators.

        Energy losses experienced by generation companies during transmission are calculated by subtracting the number of GWh of energy sold from the number of GWh of energy generated (excluding their own energy consumption and losses on the part of the power plant), within a given period. Losses are expressed as a percentage of total energy generated.

        Energy losses during distribution are calculated as the difference between total energy purchased (GWh of electricity demand, including own generation) and the energy sold excluding tolls and energy consumption not billed (also measured in GWh), within a given period. Distribution losses are expressed as a percentage of total energy purchased. Losses in distribution arise from illegally tapped energy as well as technical losses.

Calculation of Economic Interest

        References are made in this prospectus supplement to the "economic interest" of Enel Américas in its related companies. We could have direct and indirect interests in such companies. In circumstances where we do not directly own an interest in a related company, our economic interest in such ultimate related company is calculated by multiplying the percentage of economic interest in a directly held related company by the percentage of economic interest of any entity in the ownership chain of such related company. For example, if we directly own a 6% equity stake in an associated company and 40% is directly held by our 60%-owned subsidiary, our economic interest in such associate would be 60% times 40% plus 6%, equal to 30%.

Rounding

        Figures included in this prospectus supplement have been rounded for ease of presentation. Because of this rounding, it is possible that amounts in tables may not add up to the same amounts as the sum of the entries.

Market and Industry Data

        This prospectus supplement contains data related to the economic conditions in the markets in which we operate. Unless otherwise indicated, the information in this prospectus supplement concerning economic conditions is based on publicly available information from third-party sources which we believe to be reasonable. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, we have not independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications. The economic conditions in the markets in which we operate may deteriorate, and those economies may not grow at the rates projected by market data, or at all. The deterioration of the economic conditions in the markets in which we operate may have a material adverse effect on our business, results of operations, financial condition and the market price of our securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and current reports and other information, including the registration statement of which this prospectus supplement is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC's web site at www.sec.gov. Information about us, including our SEC filings, is also available on our website at www.enelamericas.com. We are an issuer in Chile of securities registered with the CMF. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol "ENELAM." Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) to the CMF, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enelamericas.com and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus supplement.

 INCORPORATION BY REFERENCE

        This prospectus supplement is "incorporating by reference" specified documents filed with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus supplement;

  •
  Enel Américas is disclosing important information to you by referring you to those documents; and

  •
  information contained in documents that Enel Américas files in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference into this prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

        This prospectus supplement incorporates by reference the documents listed below and any future Annual Reports on Form 20-F and Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus are a part) of Enel Américas that is filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

  •
  The Annual Report on Form 20-F for the year ended December 31, 2018 of Enel Américas (the "2018 Form 20-F");

  •
  Enel Américas' Report on Form 6-K furnished to the SEC on February 27, 2019 (the "February 27, 2019 Form 6-K");

  •
  Enel Américas' Report on Form 6-K furnished to the SEC on February 28, 2019 (the "February 28, 2019 Form 6-K");

  •
  Enel Américas' Report on Form 6-K furnished to the SEC on March 5, 2019 (the "March 5, 2019 Form 6-K");

  •
  Enel Américas' Report on Form 6-K furnished to the SEC on May 29, 2019 (the "May 29, 2019 Form 6-K");

  •
  Enel Américas' Report on Form 6-K furnished to the SEC on June 14, 2019 (the "June 14, 2019 Form 6-K"); and

  •
  The Registration Statement on Form 20-F of Enel Américas, initially filed on October 15, 1993, as amended (SEC File No. 001-12440).

        Except for any Reports on Form 6-K specifically listed or described above, Enel Américas is not incorporating any document or information furnished and not filed in accordance with SEC rules.

        In accordance with Chilean laws and regulations, documents, reports and other information relating to the capital increase have been made publicly available to the shareholders of Enel Américas on Enel Américas' website at www.enelamericas.com, under the heading "Investors." Except as otherwise specifically provided, the information contained on and linked from the Company's website is not incorporated by reference into this prospectus supplement.

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements appear throughout this prospectus supplement and include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

  •
  our capital investment program;

  •
  trends affecting our financial condition or results from operations;

  •
  our dividend policy;

  •
  the future impact of competition and regulation;

  •
  political and economic conditions in the countries in which our related companies or we operate or may operate in the future;

  •
  any statements preceded by, followed by or that include the words "believes," "expects," "predicts," "anticipates," "intends," "estimates," "should," "may" or similar expressions; and

  •
  other statements contained or incorporated by reference in this prospectus supplement regarding matters that are not historical facts.

        Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

  •
  demographic developments, political events, economic fluctuations and interventionist measures by authorities in the markets in South America where we conduct our businesses;

  •
  hydrology, droughts, flooding and other weather conditions;

  •
  changes in the environmental regulations and the regulatory framework of the electricity industry in one or more of the countries in which we operate;

  •
  our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

  •
  the nature and extent of future competition in our principal markets; and

  •
  the factors discussed below under "Risk Factors."

        You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus supplement to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

        For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary highlights information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" and "Forward-Looking Statements" sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision.

Our Company

        We are a publicly held limited liability stock corporation (sociedad anónima abierta) organized on June 19, 1981, under the laws of the Republic of Chile. We are engaged through our subsidiaries and jointly-controlled companies in the electricity generation, transmission and distribution business in Argentina, Brazil, Colombia, and Peru. We are one of the largest publicly listed companies in the electricity sector in South America.

        We are an electricity utility company engaged, through our subsidiaries and affiliates, in the generation, transmission and distribution of electricity businesses in Argentina, Brazil, Colombia, and Peru. As of December 31, 2018, we had 11,257 MW of installed generation capacity and 24.5 million distribution customers. Our installed capacity is comprised of 112 generation units in the four countries in which we operate (Argentina, Brazil, Colombia and Peru), of which 55% are hydroelectric power plants.

        As of and for the year ended December 31, 2018, our consolidated assets were US$ 27.4 billion and our consolidated operating revenues were US$ 13.2 billion. See "—Summary Consolidated Financial and Operating Information" and "Selected Consolidated Financial and Operating Data." Our common stock has been registered with the CMF and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock are registered with the SEC and are listed for trading on the NYSE.

        We trace our origins to Enersis S.A. During 2016, we completed a corporate reorganization to separate Enersis S.A.'s Chilean businesses from its non-Chilean businesses. As part of this reorganization process, the former Enersis S.A. changed its name to Enersis Américas S.A. on March 1, 2016, and subsequently to Enel Américas S.A. on December 1, 2016. In June 2018, we completed the acquisition of Eletropaulo Metropolitana Eletricidade de São Paulo S.A. ("Enel Distribution Sao Paulo" or "Eletropaulo") in Brazil. We seek to take advantage of our know-how and market leadership to remain one of the leading private sector utility companies in South America. We continually seek to maximize our return on investments and to reduce operating and financial costs in our subsidiaries, jointly controlled entities and associates over which we have significant influence.

        We are part of an electricity group controlled by Enel S.p.A. ("Enel"), our ultimate controlling shareholder, which beneficially owns 56.8% of our shares. Enel is an Italian energy company with multinational operations in the power and gas markets, with a focus on Europe and Latin America. Enel operates in over 34 countries across five continents, produces energy through a net installed capacity of almost 90 GW, which includes 43 GW of renewable sources, and distributes electricity and gas through a network covering 2.2 million kilometers. With over 73 million users worldwide, Enel has the largest customer base among European competitors and figures among Europe's leading power companies in terms of installed capacity and EBITDA. Enel shares trade on the Milan Stock Exchange.

        For additional information regarding Enel Américas, see the documents listed under "Incorporation by Reference," which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Capital Increase

        On April 30, 2019, our shareholders approved an increase in our authorized capital through the issuance of up to 18,729,788,686 additional shares of common stock. If subscribed in the statutory preemptive rights offering and subsequent rights offering described below (hereinafter referred to, collectively, as the "rights offerings"), 18,729,788,686 new shares would be issued for US$0.162108214203236 per share (US$8.11 per ADS) or approximately US$3,036 million if fully subscribed. Since a portion of the proceeds may be received in Chilean pesos, the final value of the proceeds expressed in U.S. dollars will depend, among other factors, on the total number of shares subscribed and paid in Chilean pesos and the prevailing value of the U.S. dollar at the time the proceeds are received. Notwithstanding the US$3.0 billion limit on the capital increase authorized by our shareholders, to the extent that Preemptive Share Rights and Preemptive ADS Rights are exercised in the statutory preemptive rights offering in an amount such that the proceeds from the issuance of the new shares of common stock and new ADSs would exceed US$3.0 billion, the full number of new shares and new ADSs would be issued, and Enel Américas would retain the proceeds.

        Currently, our subscribed and fully paid capital is approximately US$6,763 million consisting of 57,452,641,516 shares of common stock. Following the capital increase, our subscribed and fully paid capital is expected to be approximately US$9,763 million consisting of 76,182,430,202 shares of common stock. The newly authorized shares of common stock issued in the capital increase will have the same rights as the outstanding shares of our common stock already issued. However, only those shareholders and ADS holders who subscribe for shares or ADSs in the statutory preemptive rights offerings will have the right to participate in the subsequent rights offerings.

        Under Chilean law, existing shareholders have preemptive rights to subscribe for additional shares of common stock issued in a capital increase pro rata in proportion to their interest in the company. A statutory preemptive rights offering must be made to existing shareholders for a 30-calendar-day period starting on the date of the publication by the company of a notice in a newspaper with national coverage in Chile of the commencement of the statutory preemptive rights offering period with respect to the newly issued shares of common stock.

        We will distribute to our shareholders transferable Preemptive Share Rights to subscribe for the newly authorized shares of common stock, pro rata in proportion to their shareholdings at the Preemptive Share Rights record date. The Preemptive Share Rights may be exercised during the 30-calendar-day statutory preemptive rights offering period in Chile. We will also arrange with the ADS depositary to distribute to our ADS holders transferable Preemptive ADS Rights to subscribe for new ADSs representing newly authorized shares, pro rata in proportion to their ADS holdings at the ADS record date, which may be exercised during the 24-calendar-day preemptive rights offering period in the U.S.

        To the extent that newly authorized shares offered in the statutory preemptive rights offering period are not fully subscribed, we will distribute only to those holders of Preemptive Share Rights and Preemptive ADS Rights who exercised their rights during the applicable statutory preemptive rights offering periods, in proportion to the number of new shares subscribed by them in the preemptive rights offering periods, Additional Share Rights and Additional ADS Rights to subscribe for the remaining unsubscribed shares of common stock (including in the form of ADSs) (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders) during a subsequent rights offering period, subject to the same price and certain other terms and conditions as those of the preemptive rights offering period.

        To the extent that there are newly authorized shares not fully subscribed and paid during the subsequent rights offering period, the Board of Directors has the authority to offer those shares to shareholders or other third parties in Chile in transactions on the Chilean Stock Exchanges on terms and conditions different than in the rights offerings, provided, however, that the offering may not commence until 30 days after the end of the statutory preemptive rights offering period and that such offer shall not cause us to substantially exceed the US $3.0 billion limit of the capital increase authorized by our shareholders.

        Our controlling shareholder, Enel, has publicly stated that it intends, subject to market conditions, to acquire additional shares of our common stock in the capital increase in proportion to its ownership interest in us as of the Preemptive Share Rights record date established for the capital increase by exercising its Preemptive Share Rights to subscribe for shares of common stock. Accordingly, if Enel exercises its Preemptive Share Rights in full, it will subscribe for a total of 10,639,088,792 shares, in proportion to its ownership interest in us, and minority shareholders may subscribe for up to a total of 8,090,699,894 shares. In addition, Enel has stated in its beneficial ownership reports filed with the SEC that it intends to review its investment in Enel Américas and have discussions with representatives of Enel Américas and/or other stockholders of Enel Américas and other parties from time to time and, as a result thereof, may at any time and from time to time determine to take any available course of action and may take steps to implement any such course of action. Such review, discussions, actions or steps may involve one or more of the types of transactions specified in clauses (a) through (j) of Item 4 of Schedule 13D, including acquisitions of additional shares of Enel Américas' common stock in the rights offerings being made in connection with the capital increase. Shareholders or ADS holders that do not exercise their Preemptive Share Rights and Preemptive ADS Rights to subscribe for shares of our common stock and ADSs would be subject to dilution of their ownership interest in us. Shareholders and ADS holders, including our controlling shareholder, that exercise Additional Share Rights and Additional ADS Rights or that purchase additional Preemptive Share Rights, Additional Share Rights, Preemptive ADS Rights or Additional ADS Rights in the market or privately and exercise such rights will increase their ownership interest in us.

        We are offering up to 18,729,788,686 shares of common stock, in the form of our common stock or ADSs, in the rights offerings to holders of our common stock and of our ADSs representing our common stock. We have voluntarily elected to register the rights offerings with the SEC, in order to enable U.S. holders of our common stock and holders of our ADSs to participate in the rights offerings.

        The following are certain strategic benefits of the proposed capital increase:

  •
  Facilitate Growth Strategy Execution:  Following the application of the net proceeds of the capital increase to reduce Enel Brasil's debt and to restructure Enel Distribution Sao Paulo's pension liabilities as described under "Use of Proceeds," we will have increased balance sheet capacity to fund strategic investment opportunities, such as acquisitions of minority interests in existing investments and privatization and consolidation.

  •
  Cash Flow Optimization:  Following the application of the net proceeds of the capital increase described under "Use of Proceeds," we expect to see an overall net income increase given the reduction of interest expense on indebtedness and tax optimization. This could potentially increase dividend payout levels at Enel Brasil from the current level of 25% of profits and bolster our cash position.

  •
  Credit Enhancement:  Following the application of the net proceeds of the capital increase described under "Use of Proceeds," we expect that both Enel Brasil's and Enel Américas' estimated leverage ratios for 2019 would be significantly reduced, assuming the full US$3.0 billion capital increase is subscribed. As a result, our balance sheet would be firmly positioned to enable us to borrow funds needed to capitalize on upcoming opportunities in the electricity sector in Argentina, Brazil, Colombia and Peru.

SUMMARY OF THE RIGHTS OFFERING

        This summary highlights certain information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to purchase our securities. We urge you to read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" and "Forward-Looking Information" sections, along with our consolidated financial statements and the notes to those financial statements.

Statutory Preemptive Rights Offerings
Preemptive ADS Rights Offering
Preemptive ADS Rights Offering

Each ADS held of record at 5:00 p.m. (New York City time) on July 2, 2019 (as reflected in the depositary's books and records) entitles its holder to approximately 0.326003 Preemptive ADS Rights. The right to subscribe for new ADSs will be represented by transferable Preemptive ADS Rights. We will not distribute any fractional Preemptive ADS Rights. Fractional entitlements to Preemptive ADS Rights will be aggregated and sold by Citibank, N.A., the depositary for our ADSs, or its nominee. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of Preemptive ADS Rights instructed through Citibank, N.A., as ADS rights agent, and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Preemptive ADS Right sold and applicable taxes) pro rata to the relevant Preemptive ADS Right holders or holders entitled to such fractional Preemptive ADS Rights, as applicable, after the expiration of the Preemptive ADS Rights exercise period. Neither Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank, N.A. to effectuate such sales or the price at which any Preemptive ADS Rights will be sold, which will depend on the market price available at the time the Preemptive ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Preemptive ADS Rights or holder entitled to such fractional Preemptive ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Preemptive Share Rights underlying unexercised Preemptive ADS Rights. One full preemptive ADS right entitles its holder to subscribe for one new ADS at the subscription price of US$8.31 per new ADS subscribed, which includes certain fees as described herein, payable in cash in U.S. dollars.

We only will accept subscriptions for whole, new ADSs. Our ADS depositary, Citibank, N.A., will also act as the ADS rights agent. See "Rights Offerings—Statutory Preemptive Rights Offering and Subsequent Rights Offering to ADS Holders—ADS Rights Agent."

Listing of Preemptive ADS Rights	The Preemptive ADS Rights are expected to be admitted for trading on the NYSE, subject to the Preemptive ADS Rights being "in-the-money" at the commencement of trading.

NYSE trading symbol of Preemptive ADS Rights	ENIA RT
CUSIP of Preemptive ADS Rights	29274F138
Transferability	Preemptive ADS Rights are transferable. Trading in the Preemptive ADS Rights on the NYSE is expected to commence on June 28, 2019 and continue until July 19, 2019.
ADSs "ex-rights" date	If you purchase ADSs on or after July 1, 2019, you will not receive Preemptive ADS Rights for such ADSs.
Preemptive ADS Rights exercise period

From July 3, 2019 through 2:15 p.m. (New York City time) to July 23, 2019, referred to as the Preemptive ADS Rights expiration date. You must deliver to the ADS rights agent a properly completed Preemptive ADS Rights certificate and full payment of the ADS subscription price, plus certain fees, in each case by 2:15 p.m. (New York City time) on July 23, 2019, or your Preemptive ADS Rights will lapse and you will not be able to exercise your rights to subscribe for new ADSs. Deposit in the mail will not constitute delivery to the ADS rights agent. The exercise of Preemptive ADS Rights is irrevocable and may not be canceled or modified.

If you hold your ADSs through a broker or custodian, you will receive your Preemptive ADS Rights through such broker or custodian, and to exercise such Preemptive ADS Rights, you will need to make arrangements with your broker or custodian.

ADS subscription price	US$8.31 per new ADS subscribed, which includes ADS rights agent fees of US$0.20 per new ADS subscribed, payable in U.S. dollars.
Unexercised Preemptive ADS Rights

Preemptive ADS Rights that are not exercised by 2:15 p.m. (New York City time) on July 23, 2019 will expire and have no further rights to purchase ADSs. To the extent any Preemptive ADS Rights expire unexercised, the ADS Rights agent will attempt to sell the Preemptive Share Rights underlying the unexercised Preemptive ADS Rights on the Chilean Stock Exchanges and will, to the extent successful, convert the proceeds into U.S. dollars and distribute the net sales proceeds after deduction of applicable fees of up to US$0.20 per whole unexercised Preemptive ADS Right and applicable taxes, to the holders of the unexercised Preemptive ADS Rights on a pro rata basis. If the Preemptive Share Rights underlying such Preemptive ADS Rights cannot be sold, they will expire without value and the corresponding Preemptive Rights will have no further value. Holders of ADSs who transfer or do not exercise their Preemptive ADS Rights will have their percentage ownership interest in us diluted.

Sale of Preemptive ADS Rights through the ADS rights agent

Holders of Preemptive ADS Rights in certificated form who wish to sell all or a portion of their Preemptive ADS Rights, as well as other holders of Preemptive ADS Rights who wish to sell all or a portion of their Preemptive ADS Rights through the ADS rights agent, must instruct the ADS rights agent to do so before 5:00 p.m. (New York City time) on July 16, 2019. Citibank,  N.A. or its nominee will periodically aggregate and sell Preemptive ADS Rights delivered with instructions to sell. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of fractional entitlements to Preemptive ADS Rights and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Preemptive ADS Right sold and applicable taxes) pro rata to the relevant Preemptive ADS Right holders or holders entitled to such fractional Preemptive ADS Rights, as applicable, after the expiration of the Preemptive ADS Rights exercise period. Neither Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank, N.A. to effectuate such sales or the price at which any Preemptive ADS Rights will be sold, which will depend on the market price available at the time the Preemptive ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Preemptive ADS Rights or holder entitled to such fractional Preemptive ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Preemptive Share Rights underlying unexercised Preemptive ADS Rights.

New ADSs	The new ADSs issued pursuant to the Preemptive ADS Rights Offering will represent shares that rank equally in all respects with the shares represented by existing ADSs.
Delivery of ADSs	New ADSs will be made available to subscribing holders as soon as practicable after receipt by the ADS depositary (or its agents) of the new shares subscribed from us.
Exchange privileges	You may not exchange Preemptive ADS Rights for Preemptive Share Rights.
Listing of ADSs	The ADSs will be listed for trading on the NYSE.
NYSE trading symbol of ADSs	ENIA
ADS rights agent/ADS depositary	Citibank, N.A.

Timetable for the Preemptive ADS Rights Offering	Below is the anticipated timetable for the Preemptive ADS Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

Action	Estimated date
Trading of Preemptive ADS Rights on the NYSE commences on a "when-issued" basis	June 28, 2019
ADSs trade "ex-rights" on the NYSE	July 1, 2019
ADS Record Date—5:00 p.m. (New York City time)	July 2, 2019
Commencement date of Preemptive ADS Rights Offering	July 3, 2019
Preemptive ADS Rights certificate sent to ADS holders	On or about July 3, 2019
Preemptive ADS Rights commence trading "regular way" on the NYSE	July 3, 2019
Deadline for sales of Preemptive ADS Rights through ADS rights agent—5:00 p.m. (New York City time)	July 16, 2019
Closing date of trading in Preemptive ADS Rights on the NYSE	July 19, 2019
Preemptive ADS Rights expiration date—2:15 p.m. (New York City time)	July 23, 2019
ADS rights agent delivers ADS subscription prices for new ADSs subscribed upon exercise of Preemptive ADS Rights	On or about July 24, 2019
Final Preemptive Share Rights subscription settlement date in Chile	July 30, 2019
Distribution by ADS depositary and DTC of new ADSs in settlement of Preemptive ADS Rights Offering	On or about August 5, 2019

Preemptive Share Rights Offering
Preemptive Share Rights Offering

Holders of our common stock will receive 0.326003960684452 transferable Preemptive Share Rights for each share of common stock held of record as of 11:59 p.m. (Santiago, Chile time) on June 21, 2019. One full Preemptive Share Right is required to subscribe for one new share at the subscription price of US$0.162108214203236 per new share, payable in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription and payment date, as reported by the Central Bank of Chile).

We will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Preemptive Share Rights will lose the value of any rights held by them in excess of the highest multiple of Preemptive Share Rights that will entitle them to whole new shares, unless they sell such fractional Preemptive Share Rights. Holders of Preemptive Share Rights must pay the share subscription price for the full amount of new shares for which they are subscribing at the date of execution of the share subscription agreement.

Transferability

Any holder of Preemptive Share Rights may transfer such rights. Preemptive Share Rights will be eligible to trade on the Chilean Stock Exchanges. Trading in Preemptive Share Rights on the Chilean Stock Exchanges is expected to commence on June 27, 2019 and continue until July 26, 2019 but will not be eligible to trade on any securities exchange in the United States.

Exchange privileges	You may not exchange Preemptive Share Rights for Preemptive ADS Rights.
Preemptive Share Rights exercise period

From June 27, 2019 through 11:59 p.m. (Santiago, Chile time) on July 26, 2019, referred to as the Preemptive Share Rights expiration date. You must deliver to DCV Registros S.A. ("DCV Registros") full payment of the share subscription price, an exercise notice and a signed share subscription agreement by 11:59 p.m. (Santiago, Chile time) on July 26, 2019, or your Preemptive Share Rights will lapse and you will have no further rights. Deposit in the mail will not constitute delivery to us. The exercise of Preemptive Share Rights is irrevocable and may not be cancelled or modified.

Share subscription price

US$0.162108214203236 per new share. You must pay the share subscription price in cash in U.S. dollars, or at your option, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription date, as reported by the Central Bank of Chile).

Registration of new shares

We will register new shares issued upon exercise of Preemptive Share Rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new shares will be issued upon request.

Unsubscribed shares

Shares not subscribed in the statutory preemptive rights offering (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders) will be offered in the subsequent rights offering described below under "Subsequent Rights Offering."

Timetable for the Preemptive Share Rights Offering	Below is the anticipated timetable for the Preemptive Share Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

Action	Estimated date
Publication of notice and letter to shareholders in Chile of Preemptive Share Rights Offering	June 20, 2019
Common stock record date (Preemptive Share Rights Offering)	June 21, 2019
Publication of notice to shareholders in Chile supplementing the notice to shareholders on June 20, 2019	June 21, 2019
Publication of notice to shareholders in Chile announcing the launch of Preemptive Share Rights Offering	June 27, 2019
Commencement date of Preemptive Share Rights Offering	June 27, 2019
Trading of Preemptive Share Rights on the Chilean Stock Exchanges commences	June 27, 2019
Closing date of trading in Preemptive Share Rights on Chilean Stock Exchanges	July 26, 2019
Preemptive Share Rights expiration date—11:59 p.m. (Santiago, Chile time)	July 26, 2019
Material event notice (hecho esencial) filed with CMF in Chile reporting results of Preemptive Share Rights Offering and number of shares and ADRs available for Subsequent Rights Offerings	July 27, 2019
Final Preemptive Share Rights subscription settlement date in Chile	July 30, 2019

Subsequent Rights Offerings
Subsequent ADS Rights Offering
Subsequent ADS Rights Offering

Each ADS holder or transferee of Preemptive ADS Rights who subscribed for ADSs in the Preemptive ADS Rights Offering will be entitled to receive Additional ADS Rights to purchase new ADSs representing a proportionate share of the shares of common stock (including in the form of ADSs) remaining unsubscribed after completion of the statutory preemptive rights offering (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders), based on the number of new shares of our common stock underlying the new ADSs that you subscribed and paid for in the statutory preemptive rights offering relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offering (including shares underlying new ADSs subscribed and paid for in the statutory preemptive rights offering). The right to subscribe for new ADSs will be represented by transferable Additional ADS Rights. We will not distribute any fractional Additional ADS Rights. Fractional entitlements to Additional ADS Rights will be aggregated and sold by Citibank, N.A., the depositary for our ADSs, or its nominee. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of Additional ADS Rights instructed through Citibank, N.A., as ADS rights agent, and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Additional ADS Right sold and applicable taxes) pro rata to the relevant Additional ADS Right holders or holders entitled to such fractional Additional ADS Rights, as applicable, after the expiration of the Additional ADS Rights exercise period. Neither the Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank, N.A. to effectuate such sales or the price at which any Additional ADS Rights will be sold, which will depend on the market price available at the time the Additional ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Additional ADS Rights or holder entitled to such fractional Additional ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Additional Share Rights underlying unexercised Additional ADS Rights. One full Additional ADS Right entitles its holder to subscribe for one new ADS at the subscription price of US$8.31 per new ADS subscribed, the same ADS subscription price as in the Preemptive ADS Rights Offering, which includes certain fees as described herein.

We will accept subscriptions for whole numbers of new ADSs only. Our depositary, Citibank, N.A., will also act as the ADS rights agent. See "Rights Offerings—Statutory Preemptive Rights Offering and Subsequent Rights Offering to ADS Holders—ADS Rights Agent."

Listing of Additional ADS Rights	The Additional ADS Rights are expected to be admitted for trading on the NYSE, subject to the Additional ADS Rights being "in-the-money" at the commencement of trading.
NYSE trading symbol of Additional ADS Rights	ENIA RT
CUSIP of Additional ADS Rights	29274F146
Transferability	Additional ADS Rights are transferable. Trading in the Additional ADS Rights on the NYSE is expected to commence on August 13, 2019 and continue until August 27, 2019.
Additional ADS Rights exercise period

From August 13, 2019 through 2:15 p.m. (New York City time) to August 29, 2019, referred to as the Additional ADS Rights expiration date. You must deliver to the ADS rights agent a properly completed ADS Rights certificate and full payment of the ADS subscription price, in each case by 2:15 p.m. (New York City time) on August 29, 2019, or your Additional ADS Rights will lapse and you will not be able to exercise your rights to subscribe for new ADSs. Deposit in the mail will not constitute delivery to the ADS rights agent. The exercise of Additional ADS Rights is irrevocable and may not be canceled or modified.

If you hold your ADSs through a broker or custodian, you will receive your Additional ADS Rights through such broker or custodian, and to exercise such Additional ADS Rights, you will need to make arrangements with your broker or custodian.

ADS subscription price	US$8.31 per new ADS subscribed, which includes ADS rights agent fees of US$0.20 per new ADS subscribed, payable in U.S. dollars.

Unexercised Additional ADS Rights

Additional ADS Rights that are not exercised by 2:15 p.m. (New York City time) on August 29, 2019 will expire and have no further rights to purchase ADSs. To the extent that any Additional ADS Rights expire unexercised, the ADS Rights agent will attempt to sell the Additional Share Rights underlying the unexercised Additional ADS Rights on the Chilean Stock Exchanges and will, to the extent successful, convert the proceeds into U.S. dollars and distribute the net sales proceeds after deduction of applicable fees of up to US$0.20 per whole unexercised Additional ADS Right and applicable taxes, to the holders of the unexercised Additional ADS Rights on a pro rata basis. If the Additional Share Rights underlying such Additional ADS Rights cannot be sold, they will expire without value and the corresponding Additional ADS Rights will have no further value. Holders of ADSs who transfer or do not exercise their Additional ADS Rights will have their percentage ownership interest in us diluted.

Sale of Additional ADS Rights through the ADS rights agent

Holders of Additional ADS Rights in certificated form who wish to sell all or a portion of their Additional ADS Rights, as well as other holders of Additional ADS Rights who wish to sell all or a portion of their Additional ADS Rights through the ADS rights agent, must instruct the ADS rights agent to do so before 5:00 p.m. (New York City time) on August 22, 2019. Citibank, N.A. or its nominee will periodically aggregate and sell Additional ADS Rights delivered with instructions to sell. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of fractional entitlements to Additional ADS Rights and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Additional ADS Right sold and applicable taxes) pro rata to the relevant Additional ADS Right holders or holders entitled to such fractional Additional ADS Rights, as applicable, after the expiration of the Additional ADS Rights exercise period. Neither Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank,  N.A. to effectuate such sales or the price at which any Additional ADS Rights will be sold, which will depend on the market price available at the time the Additional ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Additional ADS Rights or holder entitled to such fractional Additional ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Additional Share Rights underlying unexercised Additional ADS Rights.

New ADSs	The new ADSs issued pursuant to the Subsequent ADS Rights Offer will represent shares that rank equally in all respects with the shares represented by existing ADSs.

Delivery of ADSs	New ADSs will be made available to subscribing holders as soon as practicable upon receipt by the ADS depositary (or its agents) of the new shares subscribed from us.
Exchange privileges	You may not exchange Additional ADS Rights for Additional Share Rights.
Listing of ADSs	The new ADSs will be listed for trading on the NYSE.
NYSE trading symbol of ADSs	ENIA
ADS rights agent/depositary	Citibank, N.A.
Timetable for the Subsequent ADS Rights Offering	Below is the anticipated timetable for the Subsequent ADS Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

Action	Estimated date
Announcement to shareholders and ADS holders and Enel Américas notice to Citibank, N.A. of distribution ratios for Additional Share Rights and Additional ADS Rights	August 2, 2019
Distribution by ADS depositary and DTC of Additional ADR Rights	On or about August 12, 2019
Trading in Additional ADS Rights on the NYSE commences on a "regular way" basis	August 13, 2019
Additional ADS Rights exercise commencement date	August 13, 2019
Deadline for sales of Additional ADS Rights through ADS rights agent date—5:00 p.m. (New York City time)	August 22, 2019
Closing of trading in Additional ADS Rights on the NYSE	August 27, 2019
Additional ADS Rights expiration date—2:15 p.m. (New York City time)	August 29, 2019
ADS rights agent delivers ADS subscription prices for new ADSs subscribed in Subsequent ADS Rights Offering	On or about August 30, 2019
Final Additional Share Rights subscription settlement date in Chile	September 6, 2019
Distribution by ADS depositary and DTC of new ADSs in settlement of Subsequent ADS Rights Offering	On or about September 11, 2019

Subsequent Share Rights Offering
Subsequent Share Rights Offering

Holders of our common stock or transferees who subscribed for shares of our common stock in the statutory preemptive rights offering and who continue to be a holder of record of our common stock as of the subsequent share right offering record date will be entitled to receive transferable Additional Share Rights to purchase new shares of our common stock representing a proportionate share of the shares of common stock (including in the form of ADSs) remaining unsubscribed after completion of the statutory preemptive rights offering (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders), based on the number of new shares of our common stock that you subscribed and paid for in the statutory preemptive rights offering relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offering (including shares underlying new ADSs subscribed and paid for in the statutory preemptive rights offering). One full Additional Share Right is required to subscribe for one new share at the subscription price of US$0.162108214203236 per new share, the same subscription price as in the statutory preemptive rights offering in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription and payment date, as reported by the Central Bank of Chile).

We will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Additional Share Rights will lose the value of any Additional Share Rights held by them in excess of the highest multiple of Additional Share Rights that will entitle them to whole new shares, unless they sell such fractional Additional Share Rights. Holders of Additional Share Rights must pay the share subscription price for the full amount of new shares for which they are subscribing at the date of execution of the share subscription agreement.

Transferability

Any holder of Additional Share Rights may transfer such rights. Additional Share Rights are expected to be eligible to trade on the Chilean Stock Exchanges. Trading in Additional Share Rights on the Chilean Stock Exchanges is expected to commence on August 12, 2019 and continue until September 4, 2019, but will not be eligible to trade on any securities exchange in the United States.

Exchange privileges	You may not exchange Additional Share Rights for Additional ADS Rights.

Additional Share Rights exercise period

From August 12, 2019 through 11:59 p.m. (Santiago, Chile time) on September 4, 2019, referred to as the Additional Share Rights expiration date. You must deliver to DCV Registros full payment of the share subscription price, an exercise notice and a signed share subscription agreement by 11:59 p.m. (Santiago, Chile time) on September 4, 2019, or your Additional Share Rights will lapse and you will have no further rights. Deposit in the mail will not constitute delivery to us. The exercise of Additional Share Rights is irrevocable and may not be cancelled or modified.

New Share subscription price

US$0.162108214203236 per new share. You must pay the share subscription price in U.S. dollars, or at your option, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription and payment date, as reported by the Central Bank of Chile).

Registration of new shares

We will register new shares issued upon exercise of Additional Share Rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new shares will be issued upon request.

Timetable for the of Subsequent Share Rights Offering	Below is the anticipated timetable for the Subsequent Share Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

Action	Estimated date
Announcement to shareholders and ADS holders and Enel Américas notice to Citibank, N.A. of distribution ratios for Additional Share Rights and Additional ADS Rights	August 2, 2019
Publication of notice and letter to shareholders in Chile of Subsequent Share Rights Offering	August 6, 2019
Publication of notice to shareholders in Chile announcing the launch of Subsequent Share Rights Offering	August 12, 2019
Commencement date of Subsequent Share Rights Offering	August 12, 2019
Trading of Additional Share Rights on the Chilean Stock Exchanges commences	August 12, 2019
Closing date of trading of Additional Share Rights on the Chilean Stock Exchanges	September 4, 2019
Additional Share Rights expiration date—11:59 p.m. (Santiago, Chile time)	September 4, 2019
Final Additional Share Rights subscription settlement date in Chile	September 6, 2019

Other Matters
Further offerings of shares not subscribed

To the extent that shares offered in the Subsequent Rights Offering period are not fully subscribed and paid, the Board of Directors has the authority to offer those shares to shareholders or other third parties in Chile in transactions on the Chilean Stock Exchanges on terms and conditions different than in the rights offerings, provided, however, that the offering may not commence until 30 days after the end of the statutory preemptive rights offering period and that such offer shall not cause us to substantially exceed the U.S. $3.0 billion limit of the capital increase authorized by our shareholders.

Risk factors	See "Risk Factors" beginning on page S-27 for a discussion of certain factors relating to us, our business and investments in our ADSs or shares.
Obtaining information	Georgeson LLC, at 1-800-261-1047 (Stockholders from the U.S. and Canada Call Toll-Free) and +1-781-575-2137 (Stockholders from other countries, Banks and Brokers Call Collect).

OUR COMPANY

        We are a publicly held limited liability stock corporation (sociedad anónima abierta) organized on June 19, 1981, under the laws of the Republic of Chile that traces our origins to Enersis S.A. Following the spin-off of Enel Chile S.A. from Enersis S.A. on April 21, 2016, and the mergers of Endesa Américas S.A. and Chilectra Américas S.A. with Enersis effective December 1, 2016, the combined entity was renamed Enel Américas S.A. We are engaged through our subsidiaries and jointly-controlled companies in the electricity generation, transmission and distribution business in Argentina, Brazil, Colombia, and Peru. As of December 31, 2018, we had 11,257 MW of installed generation capacity and 24.5 million distribution customers. Our installed capacity is comprised of 112 generation units in the four countries in which we operate (Argentina, Brazil, Colombia and Peru), of which 55% are hydroelectric power plants. We are one of the largest publicly listed companies in the electricity sector in South America.

        As of and for the year ended December 31, 2018, our consolidated assets were US$ 27.4 billion and our consolidated operating revenues were US$ 13.2 billion. See "—Summary Consolidated Financial and Operating Information" and "Selected Consolidated Financial and Operating Data." Our common stock has been registered with the CMF and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock are registered with the SEC and are listed for trading on the NYSE.

        In June 2018, we completed the acquisition of Enel Distribution Sao Paulo in Brazil. We seek to take advantage of our know-how and market leadership to remain one of the leading private sector utility companies in South America. We continually seek to maximize our return on investments and to reduce operating and financial costs in our subsidiaries, jointly controlled entities and associates over which we have significant influence.

        Since June 2009, our controlling shareholder has been the Italian company Enel S.p.A. ("Enel"), which as of May 17, 2019, beneficially owned 56.8% of our shares. Enel is an energy company with multinational operations in the power and gas markets, with a focus on Europe and Latin America. Enel operates in over 35 countries across five continents, produces energy through a managed installed capacity of over 89 GW, which includes 43 GW of renewable sources, and distributes electricity and gas through a network covering 2.2 million kilometers. With over 73 million users worldwide, Enel has the largest customer base among European competitors and figures among Europe's leading power companies in terms of installed capacity and EBITDA. Enel shares trade on the Milan Stock Exchange.

        For additional information regarding Enel Américas, see the documents listed under "Incorporation by Reference," which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

 RISK FACTORS

        We have set forth risk factors in the 2018 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have also set forth below certain risk factors that relate specifically to the securities offered hereby as well as other updates to certain of the risk factors in 2018 Form 20-F. We may include further risk factors in subsequent reports on Form 6-K or other filings with the SEC that may be incorporated by reference in his prospectus supplement and the accompanying prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Rights Offerings

Exchange controls and withholding taxes in Chile may limit your ability to repatriate your investment.

        Equity investments in Chile by persons who are not Chilean residents are generally subject to various exchange control regulations that govern the repatriation of investments and earnings. In particular, these securities will be subject to Chapter XIV of the Central Bank of Chile's Compendium of Foreign Exchange Regulations (Compendio de Normas de Cambios Internacionales, or "Compendium"), or "Chapter XIV."

        Chapter XIV regulates the following kinds of investments: credits, deposits, investments and equity contributions (such as the contributions to be made to the Company pursuant to the Capital Increase). A Chapter XIV investor may at any time repatriate an investment made in our company upon the sale of our shares and the profits derived therefrom, with no monetary ceiling, subject to the then-effective regulations, which sale must be reported to the Central Bank of Chile.

        Except for compliance with tax regulations and certain reporting requirements, currently there are no rules in Chile affecting repatriation rights, except that the remittance of foreign currency must be made through a Formal Exchange Market (Mercado Cambiario Formal) entity. However, the Central Bank of Chile has the authority to change such rules and impose exchange controls.

        It is possible that additional Chilean restrictions applicable to the holders of ADSs, the disposition of the shares underlying the ADSs or the repatriation of the proceeds from such disposition or the payment of dividends may be imposed in the future and that the duration or impact of such restrictions if imposed may limit your ability to repatriate your investment. If for any reason, including changes in Chapter XIV or Chilean law, the depositary was not able to convert Chilean pesos to U.S. dollars, investors in our ADSs would receive dividends or other distributions, if any, in Chilean pesos.

Our controlling shareholder may have conflicts of interest relating to our business.

        Enel, our controlling shareholder, beneficially owns 56.8% of our share capital. Our controlling shareholder has the power to determine the outcome of most material matters that require shareholders' votes, such as the election of the majority of our board members and, subject to contractual and legal restrictions, the distribution of dividends. Our controlling shareholder also can exercise influence over our operations and business strategy. Its interests may in some cases differ from those of our other shareholders. Enel conducts its business in South America through us as well as through entities in which we do not currently have an equity interest. Although Enel has committed to make us their sole vehicle in South America (except with respect to Enel Green Power), there may be continuing conflicts of interest between Enel Américas and Enel Green Power. For further information on our controlling shareholder, please refer to "Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders," in the 2018 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Foreign exchange risks may adversely affect our results and the U.S. dollar value of dividends payable to ADS holders.

        Trading of our common stock underlying our ADSs is conducted in pesos. Our depositary will receive cash distributions that we make with respect to the shares underlying the ADSs in pesos. The depositary will convert such pesos to U.S. dollars at the then-prevailing exchange rate to make dividend and other distribution payments in respect of ADSs. If the Chilean peso depreciates against the U.S. dollar, the value of the ADSs and any U.S. dollar distributions ADS holders receive will decrease. For further disclosure please refer to "Item 10. Additional Information—D. Exchange Controls," in the 2018 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

        Investments in our ADSs or shares by non-residents of Chile are governed by Chapter XIV of the Compendium and access to the Formal Exchange Market is no longer assured. As a result, existing shareholders do not and new share issuances will not have guaranteed access to the Formal Exchange Market in Chile.

If you do not participate in this offering you may suffer very significant dilution.

        Holders of our common stock or ADSs who receive Preemptive Share Rights, Additional Share Rights, Preemptive ADS Rights or Additional ADS Rights and who do not exercise their rights or who do not otherwise sell their rights will be deemed to have forfeited their rights to participate in the rights offerings. Such holders of common stock or ADSs that do not participate in the rights offerings will have their equity interest in, and voting rights with respect to, us very significantly diluted by the new shares of common stock and new ADSs issued in connection with the rights offering, which would if subscribed in full represent approximately 32.6% of our currently outstanding shares of common stock.

Preemptive ADS Rights, Preemptive Share Rights, Additional ADS Rights or Additional Share Rights that are not exercised prior to the end of the applicable subscription period will expire, and the Preemptive Share Rights and Additional Share Rights will not have any value and the Preemptive ADS Rights and Additional ADS Rights may not have any value.

        The Preemptive ADS Rights subscription period will begin on July 3, 2019 and expire at 2:15 p.m. (New York City time) on July 23, 2019. The Preemptive Share Rights subscription period will begin on June 27, 2019 and expire at 11:59 p.m. (Santiago, Chile time) on July 26, 2019. The Additional ADS Rights subscription period is expected to begin on August 13, 2019 and is expected to expire at 2:15 p.m. (New York City time) on August 29, 2019. The Additional Share Rights subscription period is expected to begin on August 12, 2019 and is expected to expire at 11:59 p.m. (Santiago, Chile time) on September 4, 2019. Any Preemptive Share Rights or Additional Share Rights that are unexercised at the end of the applicable subscription period will expire valueless without any compensation. With respect to Preemptive ADS Rights or Additional ADS Rights that are unexercised at the end of the applicable subscription periods, the ADS rights agent will attempt to sell in Chile the Preemptive Share Rights or Additional Share Rights underlying the Preemptive ADS Rights or Additional ADS Rights, as applicable, that expire unexercised and will, to the extent successful, distribute the net sales proceeds after deduction of the applicable fees to the non-exercising holders of the Preemptive ADS Rights or Additional ADS Rights, as applicable, in a pro rata basis. If the Preemptive Share Rights or Additional Share Rights underlying such unexercised Preemptive ADS Rights or Additional ADS Rights, respectively, cannot be sold, they will be allowed to expire unexercised, and the Preemptive Share Rights or Additional Share Rights and the corresponding Preemptive ADS Rights or Additional ADS Rights will have no further value.

        The trading period for Preemptive ADS Rights is expected to be from June 28, 2019 to July 19, 2019 on the NYSE and for Preemptive Share Rights is expected to be from June 27, 2019 to July 26, 2019 on the Chilean Stock Exchanges. The trading period for Additional ADS Rights is expected to be from August 12, 2019 to August 27, 2019 on the NYSE and for Additional Share Rights is expected to be from August 12, 2019 to September 4, 2019 on the Chilean Stock Exchanges. It is possible that an active trading market in the Preemptive ADS Rights or Additional ADS Rights on the NYSE, or in the Preemptive Share Rights or Additional Share Rights on the Chilean Stock Exchanges, may not develop during the applicable rights trading period and that an over-the-counter trading market in the Preemptive ADS Rights, Additional ADS Rights, Preemptive Share Rights or Additional Share Rights may not develop. Even if an active market develops, the trading prices of the Preemptive ADS Rights, Additional ADS Rights, Preemptive Share Rights or Additional Share Rights may be volatile. In addition, ADS holders and shareholders in certain jurisdictions are not allowed to participate in the rights offerings. The rights held by such ineligible holders may be sold by them, which could cause the market prices of the rights to fall.

Future preemptive rights may be unavailable to ADS holders.

        The Chilean Corporation Act Law No. 18,046, and applicable regulations require that whenever we issue new shares for cash, we are required by law to grant preemptive rights to all holders of our shares (including to the depositary on behalf of holders of ADSs), giving them the right to purchase a sufficient number of shares to maintain their existing ownership percentage. Although we have taken steps to offer shares to holders of ADSs in connection with a rights offering, we might not offer shares to holders of ADSs pursuant to preemptive rights granted to our shareholders in connection with any future issuance of shares. We intend to evaluate at the time of any future rights offering the costs and potential liabilities associated with any such offering including with respect to the filing of a registration statement, as well as the indirect benefits to us of enabling holders of ADSs to exercise preemptive rights and any other factors that we consider appropriate at the time, and then make a decision as to whether to file such registration statement.

        To the extent holders of ADSs are unable to exercise preemptive rights issued in the future, the ADS depositary will, in accordance with the terms and conditions set forth in the Third Amended and Restated Deposit Agreement dated as of March 28, 2013 among Enel Américas S.A., Citibank, N.A., as depositary, and all Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder (the "Deposit Agreement"), attempt to sell such holders' preemptive rights and distribute the resulting net proceeds if a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. If such rights cannot be sold, they will expire and holders of ADSs will not realize any value from the grant of such preemptive rights. In any such case, such holder's equity interest in our company would be diluted proportionately. See "Description of Share Capital—Preemptive Rights and Increases of Share Capital" and "Description of American Depositary Shares—Dividends and Distributions—Distributions of Rights" in the accompanying prospectus. In connection with the current rights offerings, we have filed a registration statement of which this prospectus supplement and accompanying prospectus are a part, in order to enable holders of ADSs to participate in the rights offerings.

You may have fewer and less well-defined shareholders' rights than with shares of a company in the United States.

        Our corporate affairs are governed by our estatutos sociales, or Bylaws, and the laws of Chile. Under such laws, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. Holders of ADSs are not entitled to attend shareholders' meetings, and, if given the right to vote, they may only vote through the ADS depositary.

        Under Chilean law, a shareholder is required to be registered in our shareholders' registry at 11:59 p.m. on the fifth business day prior to a shareholders' meeting in order to vote at such meeting. A holder of ADSs will not be able to meet this requirement and accordingly is not entitled to vote at shareholders' meetings because the shares underlying the ADSs will be registered in the name of the ADS depositary. While a holder of ADSs is entitled to instruct the ADS depositary as to how to vote the shares represented by ADSs in accordance with the procedures provided for in the Deposit Agreement, a holder of ADSs will not be able to vote its shares directly at a shareholders' meeting or to appoint a proxy to do so. In certain instances, a discretionary proxy may vote our shares underlying the ADSs if a holder of ADSs does not instruct the ADS depositary with respect to voting.

Future sales of shares by our shareholders may adversely affect the price of our shares and ADSs.

        Future sales of substantial amounts of our common stock or the perception that such future sales may occur, may depress the price of our shares and our ADSs. It is possible that the price of our shares and our ADSs may not recover from any such decline in value.

You will not be able to rescind your subscription in the rights offerings.

        Exercises of share rights and ADS rights are irrevocable upon submission of a subscription form for shares or an ADS rights certificate for ADSs and the corresponding subscription price, and you may not rescind your subscription. Moreover, the value of our shares and ADSs may decrease significantly from the time the right is exercised until the issuance of the shares and ADSs. It is possible that the subscription price paid may not accurately reflect the value of the shares and ADSs delivered.

Lawsuits against us brought outside of the South American countries in which we operate, or complaints against us based on foreign legal concepts may be unsuccessful.

        All of our assets are located outside of the United States. All of our directors and officers reside outside of the United States and most of their assets are located outside the United States as well. If any shareholder were to bring a lawsuit against our directors, officers or experts in the United States, it may be difficult for them to effect service of legal process within the United States upon these persons or to enforce against them, in United States or Chilean courts, judgments obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. In addition, an action may not be brought successfully in Chile on the basis of liability based solely upon the civil liability provisions of the United States federal securities laws

It may be difficult for investors outside Chile to serve process on or enforce foreign judgments against us in connection with the rights offerings.

        We are incorporated in Chile. As a result, it may be difficult for investors outside Chile to serve process on or enforce foreign judgments against us in connection with the rights offerings. See "Enforceability of Civil Liabilities" in the accompanying prospectus.

Our U.S. shareholders could suffer adverse tax consequences, if we are classified as a "passive foreign investment company."

        Generally, if, for any taxable year, at least 75% of our gross income is passive income or at least 50% of the average quarterly value of our gross assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Although we have determined that we were not a PFIC for U.S. federal income tax purposes for our 2018 taxable year and we do not anticipate being a PFIC for our 2019 taxable year, our actual PFIC status for any taxable year will not be determinable until after the end of that taxable year and, accordingly, there can be no assurance as to our status as a PFIC for the current or future taxable years. If we are characterized as a PFIC, a U.S. shareholder of shares of our common stock or ADSs may suffer adverse U.S. federal income tax consequences. See "Material U.S. Federal Income Tax Consequences of Owning and Disposing of New Shares or New ADSs—Passive Foreign Investment Company Rules."

Risks Related to Enel Américas' Business

        You should read and consider the risk factors specific to Enel Américas' business. These risks are described the 2018 Form 20-F and in other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" for more detail on the information incorporated by reference into this prospectus supplement.

USE OF PROCEEDS

        The net cash proceeds from the rights offerings, assuming exercise in full of the Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights are estimated to be approximately US$3,036 million based on an exercise price of US$0.162108214203236 per share (US$8.11 per ADS). We expect to use the net proceeds from the rights offerings (i) to enable Enel Brasil S.A. ("Enel Brasil") to repay a short-term loan expected to be provided by one or more lenders in Brazil for the refinancing of a loan currently provided by Enel Finance International N.V. to Enel Brasil (the "EFI Loan"), which replaced Enel Brasil's debt with banks incurred in connection with the acquisition of Enel Distribution Sao Paulo, and (ii) for the restructuring of pension fund liabilities of Enel Distribution Sao Paulo. The consequent improvement of the equity structure of the Company will allow it to take advantage of investment opportunities through mergers and acquisitions and purchases of minority interests.

 ENEL AMÉRICAS SELECTED HISTORICAL FINANCIAL INFORMATION

        The following selected historical consolidated financial information as of December 31, 2018 and 2017 and for each year in the three-year period ended December 31, 2018 was derived from the audited consolidated financial statements of Enel Américas included in the 2018 Form 20-F, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial information as of December 31, 2014, 2015 and 2016 and for each year in the two-year period ended December 31, 2015 was derived from audited consolidated financial statements of Enel Américas not included or incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial information should be read in conjunction with Enel Américas' Operating and Financial Review and the consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Our consolidated financial statements are presented in U.S. dollars, because of the change of our functional currency from Chilean pesos to U.S. dollars in 2017. The change of our functional currency was recorded as of January 1, 2017, by translating all items of our consolidated financial statements to the new functional currency, using the closing exchange rate at the date of exchange. We also changed our presentation currency of our consolidated financial statements from Chilean pesos to U.S. dollars. The change in the presentation currency was applied retrospectively as if the U.S. dollar had always been the presentation currency of the consolidated financial statements. The consolidated statement of financial position data as of December 31, 2016, 2015 and 2014 were translated into U.S. dollars using the closing U.S. dollar Observed Exchange Rate (dólar observado) of Ch$ 669.47, Ch$710.16 and Ch$ 606.75 per US$ 1.00, respectively. The consolidated statement of comprehensive income data for the years ended December 31, 2016, 2015 and 2014 were translated into U.S. dollars using the average exchange rates of Ch$ 676.19, Ch$ 654.71 and Ch$ 569.76 per US$ 1.00, respectively. For further information about the change of our functional currency please refer to Note 3 of the Notes to our consolidated financial statements. The Observed Exchange Rate, which is reported and published daily on the Central Bank of Chile's web page, corresponds to the weighted average exchange rate of the previous business day's transactions in the Formal Exchange Market. For more information concerning historical exchange rates, see "Item 3. Key Information—A. Selected Financial Data—Exchange Rates" in the 2018 Form 20-F. Amounts in the tables are expressed in millions of U.S. dollars, except for ratios, operating data and data for shares and ADS.

        The following tables set forth our selected consolidated financial data for the years indicated:

	As of and for the year ended December 31,
	2018	2017	2016	2015	2014
	(US$ millions)
Consolidated Statement of Comprehensive Income Data
Revenues and other operating income	13,184	10,438	7,643	8,097	9,138
Operating costs(1)	(10,750)	(8,219)	(5,843)	(6,181)	(6,702)
Operating income from continuing operations	2,435	2,219	1,800	1,917	2,436
Financial results(2)	(333)	(582)	(439)	43	(374)
Other gains	1	5	12	(10)	2
Share of profit (loss) of associates and joint venture accounted for using the equity method	2	3	3	5	4
Income from continuing operations before income tax	2,105	1,646	1,376	1,955	2,068
Income tax expenses, continuing operations	(438)	(519)	(531)	(800)	(748)
Net Income from continuing operations	1,667	1,127	845	1,155	1,320
Profit after tax from discontinued operations	—	—	170	593	378
Net income	1,667	1,127	1,015	1,748	1,698
Net income attributable to the parent Company	1,201	709	566	1,011	1,004
Net income attributable to non-controlling interests	466	417	448	738	694
Basic and diluted earnings from continuing operations per average number of shares (US$ per share)	0.021	0.012	0.009	0.013	0.015
Basic and diluted earnings from continuing operations per average number of ADS (US$ per ADS)	1.045	0.617	0.453	0.638	0.732
Basic and diluted earnings from discontinued operations per average number of shares (US$ per share)	—	—	0.002	0.008	0.006
Basic and diluted earnings from discontinued operations per average number of ADS (US$ per ADS)	—	—	0.116	0.392	0.290
Total basic and diluted earnings per average number of shares (US$ per share)	0.021	0.012	0.009	0.013	0.015
Total basic and diluted earnings per average number of ADSs (US$ per ADS)	1.045	0.617	0.453	0.638	0.732
Cash dividends per share (US$ per share)	0.006	0.005	0.007	0.010	0.012
Cash dividends per ADS (US$ per ADS)	0.309	0.249	0.332	0.509	0.607
Weighted average number of shares of common stock (millions)	57,453	57,453	49,769	49,093	49,093
Consolidated Statement of Financial Position Data
Total assets	27,396	20,169	16,851	21,754	26,240
Non-current liabilities	8,914	6,956	5,150	3,878	7,330
Equity attributable to the parent company	6,724	6,481	6,200	8,486	10,222
Equity attributable to non-controlling interests	2,108	1,798	1,680	3,047	3,424
Total equity	8,832	8,279	7,880	11,532	13,645
Capital stock(3)	6,763	6,763	6,904	8,173	9,566
Other Consolidated Financial Data
Capital expenditures (CAPEX)(4)	1,541	1,371	1,230	2,081	1,912
Depreciation, amortization and impairment losses(5)	923	728	630	550	683

(1)
Operating costs represent raw materials and consumables used, other work performed by the entity and capitalized, employee benefit expenses, depreciation and amortization expenses, impairment loss recognized in the period's profit or loss and other expenses.

(2)
Financial results represent (+) financial income, (–) financial expenses, (+/–) foreign currency exchange differences and net gains/losses from indexed assets and liabilities.

(3)
Capital stock represents issued capital.

(4)
CAPEX figures represent cash flows used for purchases of property, plant and equipment and intangible assets for each year.

(5)
For further detail, please refer to Note 31 of the Notes to our consolidated financial statements in the 2018 Form 20-F.

 ELETROPAULO SELECTED HISTORICAL FINANCIAL INFORMATION

        The following selected historical financial information as of December 31, 2017 and for the year then ended was derived from the audited financial statements of Eletropaulo included in the June 14, 2019 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical financial information should be read in conjunction with Eletropaulo's financial statements and notes thereto included in the June 14, 2019 Form 6-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

        The following table sets forth Eletropaulo's selected historical financial information for the periods indicated:

	As of and for the year ended December 31,
	2017	2017(1)
	(R$ millions)	(US$ millions)
Statement of Comprehensive Income Data
Revenues	13,168	4,126
Operating costs(2)	(12,630)	(3,957)
Operating income	538	169
Financial results(3)	(1,802)	(565)
Income before income tax	(1,264)	(396)
Income tax expenses	420	132
Net Income	(844)	(264)
Statement of Financial Position Data
Total assets	14,270	4,308
Non-current liabilities	8,029	2,424
Total equity	1,808	546
Capital stock(4)	1,323	399
Other Financial Data
Capital expenditures (CAPEX)(5)	999	313
Depreciation, amortization and impairment losses	695	218

(1)
Solely for the convenience of the reader, Brazilian Real amounts in Statement of Comprehensive Income Data and Other Financial Data have been converted into U.S. dollars at the average exchange rate for the year ended December 31, 2017 of R$3.19 per U.S. dollar and Brazilian Real amounts in Statement of Financial Position Data have been converted into U.S. dollars at the closing exchange rate on December 31, 2017 of R$3.31 per U.S. dollar.

(2)
Operating costs represent raw materials and supplies used, other work performed by the entity, employee benefit expenses, depreciation and amortization expenses, impairment loss recognized in the period's profit or loss and other expenses.

(3)
Financial results represent (+) financial income, (–) financial expenses, (+/–) and foreign currency exchange differences.

(4)
Capital stock represents issued capital.

(5)
CAPEX figure represent cash flows used for purchases of intangible assets for the year.

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined statement of income for the year ended December 31, 2017 gives effect to the acquisition of Eletropaulo Metropolitana de Eletricidade de São Paulo S.A. ("Enel Distribution Sao Paulo" or "Eletropaulo"), which was completed during 2018. The unaudited pro forma combined statement of income is based on the historical consolidated financial statements of Enel Américas S.A. and its consolidated subsidiaries ("Enel Américas") and Eletropaulo, applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial information and has been prepared in accordance with Article 11 of Regulation S-X.

        For pro forma purposes, the unaudited pro forma combined statement of income for the year ended December 31, 2017 is presented as if the acquisition of Eletropaulo had occurred on January 1, 2017.

        The unaudited pro forma combined financial information has been prepared by Enel Américas' management for illustrative purposes and is not intended to represent the consolidated results of operations in future periods or what the results actually would have been had Enel Américas completed the acquisition of Eletropaulo during the specified period. The unaudited pro forma combined financial information and accompanying notes should be read in conjunction with the following information: (1) the audited historical financial statements of Eletropaulo as of December 31, 2017 and for the year then ended and the notes thereto furnished as Exhibit 99.1 to Enel Américas's Report on Form 6-K dated 14, 2019; and (2) the audited historical consolidated financial statements of Enel Américas as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and notes thereto included in Enel Américas Annual Report on Form 20-F for the year ended December 31, 2018 (the "Enel Américas 2018 Form 20-F"); and (3) Part I. Item 5.A. "Operating Results" of the Enel Américas 2018 Form 20-F.

        The unaudited pro forma combined statement of financial condition as of December 31, 2017 has been omitted pursuant to SEC guidance, since Eletropaulo was included in Enel Américas' audited historical consolidated statement of financial position as of December 31, 2018.

Unaudited Pro Forma Combined Statement of Income
For the year ended December 31, 2017

	Enel Américas Consolidated Historical	Eletropaulo Historical	Reclassification for presentation (A)	Effects of the Acquisition	Note	Elimination of Non- recurring effects	Note	Pro forma Combined
	(in thousands of US$, except share and per share amounts)
Revenues	9,591,590	3,757,311	(27,457)	(13)	(B)	—		13,321,431
Other operating income	948,737	368,740	32,163	—		—		1,349,640
Revenues and other operating income	10,540,327	4,126,051	4,706	(13)		—		14,671,071
Raw materials and consumables used	(5,985,112)	(3,063,917)	(1,229)	13	(B)	—		(9,050,245)
Contribution Margin	4,555,215	1,062,134	3,477	—		—		5,620,826
Other work performed by the entity and capitalized	173,186	32,564	—	—		—		205,750
Employee benefits expense	(837,984)	(413,136)	117,285	—		—		(1,133,835)
Depreciation and amortization expense	(648,114)	(164,201)	—	(44,867)	(C)	—		(857,182)
Impairment loss recognized in the period's profit or loss	(79,748)	(53,480)	—	—		—		(133,228)
Other expenses	(943,156)	(295,265)	26,863	—		—		(1,211,558)
Operating Income	2,219,399	168,616	147,625	(44,867)		—		2,490,773
Other gains (losses)	5,345	—	—	—		—		5,345
Financial income	293,843	106,552	(49,176)	—		—		351,219
Financial costs	(869,535)	(670,101)	(99,678)	(262,692)	(D)	469,991	(G)	(1,432,015)
Share of profit (loss) of associates and joint ventures accounted for using the equity method	3,310	—	—	—		—		3,310
Foreign currency exchange differences	(6,714)	(1,197)	1,229	—		—		(6,682)
Income before taxes from continuing operations	1,645,648	(396,130)	—	(307,559)		469,991		1,411,950
Income tax expense, continuing operations	(519,134)	131,549	—	104,570	(E)	(159,797)	(G)	(442,812)
NET INCOME	1,126,514	(264,581)	—	(202,989)		310,194		969,138
Net income attributable to:
Shareholders of Enel Américas	709,043	(264,581)	—	(190,871)		297,417		551,008
Non-controlling interests	417,471	—	—	(12,118)	(F)	12,777		418,130
NET INCOME	1,126,514	(264,581)	—	(202,989)		310,194		969,138
Basic and diluted earnings per share
Basic and diluted earnings per share from continuing operations	0.01234							0.00959
Basic and diluted earnings per share	0.01234							0.00959
Weighted average number of shares of common stock	57,452,642							57,452,642

See Notes to the unaudited pro forma combined financial statements

Notes to the Unaudited Pro Forma Combined Financial Information

1.     Description of the Transaction

        On April 17, 2018, Enel Américas' subsidiary, Enel Brasil S.A., through its 100% owned subsidiary, Enel Investimentos Sudeste S.A. ("Enel Sudeste"), launched a voluntary public tender offer for all the shares issued by the Brazilian electric power distributor Eletropaulo Metropolitana de Eletricidade de Sao Paulo S.A. ("Eletropaulo") subject to the acquisition of more than 50% of such shares in order to obtain control thereof.

        On June 4, 2018, Enel Sudeste received the approval of the Brazilian authority for Free Competition, or Conselho Administrativo de Defensa Econômica ("CADE"). On the same date, the success of the public tender offer and the acquisition of the initial auction was confirmed, which was closed through the payment of the price and transfer of the shares in favor of Enel Sudeste, which took place on June 7, 2018. This date was defined as the date when Enel Américas took control over Eletropaulo as defined in IFRS 3 "Business Combinations," and purchase accounting was applied as of that date. Specifically, 122,799,289 shares of Eletropaulo were acquired, all of the same class, corresponding to 73.38% of the capital stock of Eletropaulo for a total of ThR$5,552,984 (approximately US$1,484 million as of the acquisition date).

        In addition, on June 11, 2018, the Brazilian Electricity Market Regulator, or Agência Nacional de Energia Elétrica ("ANEEL"), issued a technical note approving the acquisition of control of Eletropaulo, which occurred with the purchase of the shares mentioned in the preceding paragraphs. This technical note was published by ANEEL on June 26, 2018.

        Given that the shareholders of Eletropaulo had until July 4, 2018 to sell the remaining shares of Eletropaulo to Enel Sudeste at the same price offered in the public tender offer (R$45.22 per share), additional increases in participation occurred during the months of June and July. On June 22, June 30, July 2 and July 4, 2018, 4,692,338, 4,856,462, 14,525,826 and 9,284,666 additional shares of Eletropaulo were acquired, respectively, for a total of ThR$1,516,362 (approximately US$ 384 million). These subsequent acquisitions represented an increase in Enel Sudeste's ownership of Eletropaulo from 73.38% to 95.05%.

        On September 19, 2018, the Board of Directors of Eletropaulo approved an increase in the company's capital stock in the amount of ThR$1,500,000, through the issuance of 33,171,164 new shares. Enel Sudeste participated in this capital increase, acquiring 33,164,964 of the new shares of Eletropaulo (approximately US$ 395 million), thereby increasing its ownership interest in Eletropaulo to 95.88%.

        The functional currency of Eletropaulo is the Brazilian Real (R$). Enel Américas has converted the initial effects of the business combination into its presentation currency, the U.S. Dollar (US$), using the exchange rate prevailing at the date of acquisition. For the year ended December 31, 2017, the financial statements of Eletropaulo have been converted to the US$, which is the presentation currency of Enel Américas, following the accounting criteria detailed in Note 2.7.3 to Enel Américas' financial statements included in the Enel Américas 2018 Form 20-F.

2.     Basis of Presentation

        The unaudited pro forma combined statement of income is based on Enel Américas' and Eletropaulo's historical statements of income for the year ended December 31, 2017 and has been presented as if the acquisition of Eletropaulo had occurred on January 1, 2017.

        The assumptions and adjustments used to prepare the unaudited pro forma combined financial information included herein are described in the notes accompanying such information below and are based upon currently available information and certain estimates and assumptions. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Eletropaulo acquisition, are factually supportable, directly attributable, are expected to have a continuing impact on profit and loss and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual combined results of operations of Enel Américas would have been had the acquisition occurred on January 1, 2017, nor is it necessarily indicative of the combined company's future results of operations.

        The unaudited pro forma combined financial information does not include the anticipated realization of cost savings from any operating efficiencies, synergies or restructurings resulting from the integration of Eletropaulo and does not contemplate future liabilities that may be incurred in any restructurings.

        The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes presented below, Enel Américas' historical audited consolidated financial statements and accompanying notes, and the audited consolidated financial statements of Eletropaulo and accompanying notes. You should not rely on the unaudited pro forma combined financial information as an indication of either (1) the combined results of operations that would have been achieved if the acquisition of Eletropaulo had taken place on January 1, 2017; or (2) the combined results of operations of Enel Américas after the completion of such transaction.

3.     Pro Forma Adjustments

        The following adjustments have been made to the unaudited pro forma combined statement of income to give effect to the acquisition of Eletropaulo as described in Note 1:

  (A)
  Represents reclassifications that were carried out to conform the presentation of items in Eletropaulo's financial information to Enel Americas' accounting policy.

  (B)
  Represents the elimination of revenues and raw materials and consumables related to intercompany transactions between Eletropaulo and Enel Américas.

  (C)
  Reflects an increase in amortization expense of ThUS$ 44,867 related to the recognition of definite-lived intangible assets pursuant to IFRS Interpretation Committee 12 as a result of the acquisition of Eletropaulo. Such amount and useful lives have been calculated based on a purchase price allocation that was made according to IFRS 3. The amount is calculated using the fair values of the definite-lived intangible assets of ThUS$ 1,744,715 that is deployed in the operations of the concession with a remaining average useful life of 40 years and an annual amortization expense of ThUS$ 44,867.

    Goodwill created amounting to ThUS$ 563,858 is not reflected in the unaudited pro forma combined statement of income as it is not amortized and no goodwill impairment has been recognized since the acquisition date.

  (D)
  Reflects financial costs related to liabilities that were incurred by Enel Américas and certain of its subsidiaries with third parties as part of financing the acquisition of Eletropaulo.

  (E)
  Represents the recognition of the tax effect associated with the pro forma adjustments mentioned above. The tax rates used to determine the effects are calculated based on the statutory tax rates applicable for the year.

  (F)
  Represents the effects of the amortization expenses as described in Note (C) above, net of tax effects described in Note (E) on the non-controlling interest of ThUS$ (1,217) (also included in the results of the period pertaining to the non-controlling interest of ThUS$ (10,901) (representing 4.12% of Eletropaulo's net income of ThUS $(264,581)). For purposes of the pro forma presentation, the calculation is based on non-controlling interest after giving effect to the acquisition of the additional shares of Eletropaulo and the effects of the capital increase. The non-controlling interest is assumed to represent 4.12% of Eletropaulo's outstanding stock.

  (G)
  In March 2018, Eletropaulo and Eletrobras—Centrais Elétricas SA ("Eletrobras") reached an agreement (the "Settlement Agreement") to conclude the judicial dispute (n°001002119.1989.8.19.0001) involving Eletrobras, Companhia de Transmissão de Energia Elétrica Paulista ("CTEEP") and Eletropaulo relating to the liability for payment the outstanding balance of financial expenses of a loan granted in 1986 by Eletrobras to the then state-owned entity, which was subsequently spun off as Eletropaulo in a transaction to create four separate companies, including Eletropaulo and CTEEP.

    Under the Settlement Agreement, Eletropaulo agreed to pay the equivalent of ThUS$ 469,991 (converted at the average exchange rate for the year 2017) in order to settle the judicial dispute, which is the subject of the collection suit and is now in the liquidation phase, as follows: R$ 1,400 million payable to Eletrobras and R$ 100.0 million payable to the lawyers appointed by Eletrobras related to fees. As this event and the corresponding financial effects are considered to be non-recurring, the corresponding effects, net of taxes of ThUS$ 159,797, have been eliminated for purposes of the pro forma presentation.

    The conclusion of the Settlement Agreement confirmed a condition that already existed as of December 31, 2017, due to the fact that the judicial proceeding that originated the provision was known and disclosed by Eletropaulo as a contingent liability and a provision in the total amount of R$ 1,500,000 was recorded as a financial expense in the 2017 statement of income.

4.     Purchase Price Allocation and Pro Forma Earnings Per Share

  a.
  The purchase price allocation for the acquisition of Eletropaulo is summarized as follows:

ThUS$
Cash consideration transferred, net of cash and cash equivalents acquired of ThUS$273,439	1,590,435
Non-controlling interest assumed	67,658
Total purchase price consideration	1,658,093
Book value of net assets acquired	(160,083)
Fair value increment of identifiable assets and liabilities	1,498,010
Defined life intangible assets	(1,744,715)
Other assets and liabilities	329,333
Deferred tax effects	481,230
Goodwill	563,858
  b.
  Pro forma earnings per share

        The pro forma earnings per share is based on the weighted average number of outstanding shares of Enel Américas during the year 2017. As there are no potential dilutive effects, the diluted earnings per share is the same as the basic earnings per share.

CAPITALIZATION

        The following table sets forth information concerning our cash and cash equivalents, liabilities and shareholders' equity as of December 31, 2018 on an actual basis, and as adjusted to give effect to the sale of the shares of common stock and ADSs offered hereby (assuming exercise in full of all Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights and the application of the US$3.0 billion limit of the capital increase authorized by our shareholders) and the application of US$ 2.65 billion of the net proceeds therefrom, after deducting expenses of the offerings of approximately US$22 million, to enable Enel Brasil to repay a short-term loan expected to be provided by one or more lenders in Brazil for the refinancing of the EFI Loan as described under "Use of Proceeds." The remaining amount of approximately US$ 0.33 billion of the net proceeds will be used to restructure the pension fund liabilities of Enel Distribution Sao Paulo but will be temporarily held in cash and cash equivalents pending such use. In the table below, we are assuming that we will receive a total of US$3.00 billion in gross proceeds although we cannot give any assurance that we will receive that amount nor that all the rights will be exercised.

        You should read this table in conjunction with "Enel Américas Selected Historical Financial Information" and our consolidated financial statements and related notes incorporated herein by reference from the 2018 Form 20-F.

	As of December 31, 2018
	Actual	As Adjusted
	(US$ thousands)
Cash and cash equivalents	$1,904,285	$2,229,898

Current Liabilities:
Short-term debt(1)	1,648,099	1,648,099
Current accounts payable to related parties	2,996,668	344,281
Other current liabilities	5,005,989	5,005,989

Total Current Liabilities	9,650,756	6,998,369

Non-Current Liabilities:
Long-term debt(1)	4,621,868	4,621,868
Other non-current liabilities	4,291,832	4,291,832

Total Non-Current Liabilities	8,913,700	8,913,700

Total Liabilities	18,564,456	15,912,069

Shareholders' Equity:
Issued capital	6,763,204	9,741,204	(2)
Retained earnings	4,841,687	4,841,687
Other reserves	(4,880,883)	(4,880,883)
Equity attributable to shareholders of Enel Américas	6,724,008	9,702,008
Non-controlling interests	2,107,892	2,107,892

Total Shareholders' Equity	8,831,900	11,809,900

Total Liabilities and Shareholders' Equity	$27,396,356	$27,721,969

Number of shares of common stock	57,452,642	76,182,430

(1)
Includes interest rate and exchange rate hedging derivatives associated with short-term and long-term debt.

(2)
Excludes offering expenses of approximately US$22 million, which will be capitalized.

 RIGHTS OFFERINGS

General Information

        On April 30, 2019, our shareholders approved an increase in our authorized capital through the issuance of up to 18,729,788,686 additional shares of common stock. If fully subscribed in the rights offerings, 18,729,788,686 new shares would be issued for US$0.162108214203236 per share (US$8.11 per ADS) or approximately US$3,036 million if fully subscribed. Notwithstanding the US$3.0 billion limit on the capital increase authorized by our shareholders, to the extent that Preemptive Share Rights and Preemptive ADS Rights are exercised in the statutory preemptive rights offering in an amount such that the proceeds from the issuance of the new shares of common stock and new ADSs would exceed US$3.0 billion, the full number of new shares and new ADSs would be issued, and Enel Américas would retain the proceeds.

        Under Chilean law, existing shareholders have preemptive rights to subscribe for additional shares of common stock issued in a capital increase in proportion to their interest in the company. We have voluntarily elected to register the rights offerings with the SEC, in order to enable U.S. holders of our common stock and holders of our ADSs to participate in the rights offerings. The Preemptive ADS Rights and Additional ADS Rights will be transferable and are expected to be admitted for trading on the NYSE.

        We are offering up to 18,729,788,686 shares of common stock, in the form of our common stock or ADSs, in the rights offerings to holders of our common stock and of our ADSs representing our common stock.

Statutory Preemptive Rights Offerings

        If you are a holder of ADSs at 5:00 p.m. (New York City time) on July 2, 2019, which is the ADS record date, you will receive transferable Preemptive ADS Rights evidencing the right to subscribe for new ADSs. You will receive approximately 0.326003 Preemptive ADS Rights for every ADS held on the ADS record date. No fractional Preemptive ADS Rights will be issued. Instead, fractional entitlements to Preemptive ADS Rights will be aggregated and sold by the ADS depositary and net cash proceeds (after deduction of fees, withholding taxes, expenses and sales commissions) will be distributed pro rata to the applicable ADS holders as of the ADS record date. One full Preemptive ADS Right will entitle you to purchase one new ADS at a subscription price of US$8.31 per new ADS subscribed (which includes the fees imposed in connection with the ADS rights and the issuance of the new ADSs of US$0.20 per new ADS subscribed), payable in U.S. dollars. Citibank, N.A., the ADS depositary, will act as ADS rights agent in respect of the Preemptive ADS Rights. The ADS rights agent will send to each record holder of ADSs on the ADS record date a Preemptive ADS Right certificate, together with this prospectus supplement, the accompanying prospectus and a letter of instructions for exercising Preemptive ADS Rights.

        If you are a holder of common stock on June 21, 2019, which is the Preemptive Share Right record date, you will receive transferable Preemptive Share Rights evidencing the right to subscribe for new shares of our common stock. You will receive 0.326003960684452 Preemptive Share Rights for every share of common stock held on the Preemptive ADS Right record date. The Preemptive Share Rights will be transferable and will be listed for trading on the Santiago Stock Exchange. One full Preemptive Share Right will entitle you to purchase one new share of common stock at a subscription price of US$0.162108214203236 per share of common stock.

Subsequent Rights Offerings

        To the extent that there are any newly authorized shares of our common stock available for issuance under the capital increase remaining unsubscribed after the statutory preemptive rights offering (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders) (the "Unsubscribed Shares"), the holders of Preemptive Share Rights who exercise their Preemptive Share Rights and subscribe for new shares of our common stock in the statutory preemptive rights offering ("Subscribing Holders") will be entitled to receive new transferrable share rights ("Additional Share Rights") to purchase new shares of common stock representing a proportionate share of the Unsubscribed Shares, based on the number of new shares of our common stock that the Subscribing Holder subscribed and paid for in the statutory preemptive rights offering relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offering. The number of Unsubscribed Shares to be offered in the subsequent rights offerings is subject to reduction to the extent that the aggregate subscriptions of new shares and New ADSs in the statutory preemptive rights offerings, taken together with the number of newly authorized shares of common stock to be offered in the subsequent rights offerings, would otherwise substantially exceed the US$3.0 billion limit on the capital increase authorized by our shareholders. The exact number of Additional Share Rights each eligible Subscribing Holder will be entitled to receive will not be determined until after the completion of the statutory preemptive rights offering. We will publicly announce the number of Additional Share Rights that eligible Subscribing Holders are entitled to receive for each new share of our common stock subscribed and paid for in the statutory preemptive rights offering as soon as practicable after the completion of the statutory preemptive rights offering and before the commencement of the subsequent rights offering for the Unsubscribed Shares. Each full Additional Share Right entitles the holder to subscribe for one new share of our common stock at a subscription price of US$0.162108214203236 per share, the same share subscription price as in the statutory preemptive rights offering. One full Additional Share Right is required to subscribe for one new share of our common stock at the share subscription price. We will only accept subscriptions for whole shares of our common stock and will truncate any subscriptions submitted with respect to fractional rights to the nearest whole number of Additional Share Rights that may be exercised.

        Holders of Preemptive ADS Rights who exercise their Preemptive ADS Rights and subscribe for new ADSs in the statutory preemptive rights offering ("Subscribing ADS Holders") will be entitled to receive new transferrable ADS rights ("Additional ADS Rights") to purchase new ADSs representing a proportionate share of the Unsubscribed Shares (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit on the capital increase authorized by our shareholders), based on the number of new shares of our common stock underlying the new ADSs that the holder of the Preemptive ADS Rights subscribed and paid for in the statutory preemptive rights offering relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offering. The exact number of Additional ADS Rights each eligible Subscribing ADS Holder will be entitled to receive will not be determined until after the completion of the statutory preemptive rights offering. We will publicly announce the number of Additional ADS Rights that eligible Subscribing ADS Holders are entitled to receive for each new ADS subscribed and paid for in the statutory preemptive rights offering as soon as practicable after the completion of the statutory preemptive rights offering and before the commencement of the subsequent rights offering for the Unsubscribed Shares. Each full Additional ADS Right entitles the holder to subscribe for one new ADS at a subscription price of US$8.31 per ADS, the same ADS subscription price as in the statutory preemptive rights offering, plus certain fees as described in this prospectus supplement. One full Additional ADS Right is required to subscribe for one new ADS at the ADS subscription price. We will only accept subscriptions for whole numbers of new ADSs.

        Common stockholders and ADS holders generally will be treated alike in the rights offerings, except that:

  •
  The timing of certain actions and periods will differ for holders of Preemptive ADS Rights and Additional ADS Rights and for holders of Preemptive Share Rights and Additional Share

    Rights. In particular, the last date for exercise and payment is earlier for holders of Preemptive ADS Rights and Additional ADS Rights than for the corresponding Preemptive Share Rights and Additional Share Rights to permit the custodian for the ADS depositary to submit the required subscription documents and payments for the exercise of the Preemptive Share Rights and Additional Share Rights underlying the Preemptive ADS Rights and Additional ADS Rights.

  •
  Holders of Preemptive Share Rights and Additional Share Rights may pay the share subscription price in either U.S. dollars or Chilean pesos, whereas holders of Preemptive ADS Rights and Additional ADS Rights must pay to the ADS rights agent the ADS subscription price in U.S. dollars.

  •
  Subscribing Preemptive ADS Rights and Additional ADS Rights holders will receive delivery of their new ADSs at the same time, regardless of when the Preemptive ADS Rights or Additional ADS Rights are exercised during the applicable exercise period. Subscribing Preemptive Share Rights and Additional Share Rights holders will receive delivery of the new shares of common stock upon acceptance of an exercise notice and share subscription agreement and payment of the share subscription price to DCV Registros, which will depend on when the Preemptive Share Rights or Additional Share Rights are exercised during the applicable exercise period.

        The procedures for exercising Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights and information about their purchase and sale are summarized below.

Further Offerings of Shares Not Subscribed

        To the extent that shares offered in the subsequent rights offering period are not fully subscribed and paid, the Board of Directors has the authority to offer those shares to shareholders or other third parties in Chile in transactions on the Chilean Stock Exchanges on terms and conditions different than in the rights offerings, provided, however, that the offering may not commence until 30 days after the end of the statutory preemptive rights offering period and that such offer shall not cause us to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders.

Offers and Sales in Certain Jurisdictions

        Investors should note that the offer, sale, exercise or acceptance of, or the subscription for, any of the securities described in this prospectus supplement to or by persons located or resident in jurisdictions other than Chile and the United States may be restricted or prohibited by the laws of the relevant jurisdiction. No Preemptive ADS Rights or Additional ADS Rights will be credited to any account, nor will any new ADSs or certificates evidencing such securities be delivered to investors in any jurisdiction in which it would be illegal to do so, or where doing so would trigger any prospectus, registration, filing or approval requirement or otherwise violate the securities laws of such jurisdictions or be prohibited (including, without limiting the generality of the foregoing, investors in Canada, except in limited circumstances). We reserve absolute discretion in determining whether any holder of ADSs located or resident outside Chile and the United States may participate in the rights offerings.

        Each person who exercises, accepts, subscribes for or purchases any of the securities described in this prospectus supplement must do so in accordance with the restrictions set forth in this prospectus supplement.

Impact of Rights Offerings on Existing Shareholders and ADS Holders

        Our controlling shareholder, Enel, has publicly stated that it intends, subject to market conditions, to acquire additional shares of our common stock in the capital increase in proportion to its ownership interest in us as of the Preemptive Share Rights record date established for the capital increase by exercising its Preemptive Share Rights to subscribe for shares of common stock. Accordingly, if Enel exercises its Preemptive Share Rights in full, it will subscribe for a total of 10,639,088,792 shares, in proportion to its ownership interest in us, and minority shareholders may subscribe for up to a total of 8,090,699,894 shares. In addition, Enel has stated in its beneficial ownership reports filed with the SEC that it intends to review its investment in Enel Américas and have discussions with representatives of Enel Américas and/or other stockholders of Enel Américas and other parties from time to time and, as a result thereof, may at any time and from time to time determine to take any available course of action and may take steps to implement any such course of action. Such review, discussions, actions or steps may involve one or more of the types of transactions specified in clauses (a) through (j) of Item 4 of Schedule 13D, including acquisitions of additional shares of Enel Américas' common stock in the rights offerings being made in connection with the capital increase. Shareholders or ADS holders that do not exercise their Preemptive Share Rights and Preemptive ADS Rights to subscribe for shares of our common stock and ADSs would be subject to dilution of their ownership interest in us. Shareholders and ADS holders, including our controlling shareholder, that exercise Additional Share Rights and Additional ADS Rights or that purchase additional Preemptive Share Rights, Additional Share Rights, Preemptive ADS Rights or Additional ADS Rights in the market or privately and exercise such rights will increase their ownership interest in us.

Statutory Preemptive Rights Offering and Subsequent Rights Offering to ADS Holders

Summary Timetable

        The timetable lists some important dates relating to the statutory preemptive rights offering with respect to Preemptive ADS Rights (the "Preemptive ADS Rights Offering") and the subsequent rights offering with respect to Additional ADS Rights (the "Subsequent ADS Rights Offering"):

Action	Estimated date
Trading of Preemptive ADS Rights on the NYSE commences on a "when-issued" basis:	June 28, 2019
Existing ADSs trade "ex-rights" on the NYSE:	July 1, 2019
ADS record date—date for determining holders of ADSs entitled to receive Preemptive ADS Rights, 5:00 p.m. (New York City time):	July 2, 2019
Preemptive ADS Rights exercise commencement date—beginning of the period during which Preemptive ADS Rights holders may subscribe for new shares of common stock in the form of new ADSs:	July 3, 2019
Preemptive ADS Rights certificate sent to ADS holders:	On or about July 3, 2019
Preemptive ADS Rights trade "regular way" on the NYSE	July 3, 2019
Deadline for sales of Preemptive ADS Rights through ADS rights agent—5:00 p.m. (New York City time):	July 16, 2019
Closing date of trading in Preemptive ADS Rights on the NYSE:	July 19, 2019
Preemptive ADS Rights expiration date—end of the period during which Preemptive ADS Rights holders can subscribe for new ADSs, 2:15 p.m. (New York City time):	July 23, 2019

Action	Estimated date

ADS rights agent delivers the ADS subscription price for new ADSs subscribed upon exercise of Preemptive ADS Rights to the custodian for the ADS depositary in Chile for payment on or before the Preemptive Share Rights expiration date:

On or about July 24, 2019

Final Preemptive Share Rights subscription settlement date in Chile—deposit with the custodian of new shares of common stock subscribed and paid for by the custodian in the Preemptive ADS Rights Offering and custodian confirms receipt of new shares of common stock to ADS depositary:

July 30, 2019
Announcement to shareholders and ADS holders and Enel Américas notice to Citibank, N.A. of distribution ratios for Additional Share Rights and Additional ADS Rights:	August 2, 2019
Distribution by ADS depositary and DTC of new ADSs subscribed and paid for in Preemptive ADS Rights Offering:	On or about August 5, 2019
Distribution by ADS depositary and DTC of Additional ADS Rights to holders of Preemptive ADS Rights who exercised Preemptive ADS Rights:	On or about August 12, 2019
Trading in Additional ADS Rights on the NYSE commences on a "regular way" basis:	August 13, 2019
Additional ADS Rights exercise commencement date—beginning of the period during which Additional ADS Rights holders may subscribe for new shares of common stock in the form of new ADSs:	August 13, 2019
Deadline for sales of Additional ADS Rights through ADS rights agent date—5:00 p.m. (New York City time) :	August 22, 2019
Closing of trading in Additional ADS Rights on the NYSE:	August 27, 2019
Additional ADS Rights expiration date—end of the period during which Additional ADS Rights holders can subscribe for new ADSs, 2:15 p.m. (New York City time):	August 29, 2019

ADS rights agent delivers the subscription price for new ADSs subscribed in the Subsequent ADS Rights Offering to the custodian for the ADS depositary in Chile for payment on or before the Additional Share Rights expiration date:

On or about August 30, 2019

Final Additional Share Rights subscription settlement date in Chile—deposit with the custodian for the ADS depositary of new shares of common stock subscribed by the custodian in the Subsequent ADS Rights Offering and custodian confirms receipt of new shares of common stock to ADS depositary:

September 6, 2019
Distribution by ADS depositary and DTC of new ADSs subscribed and paid for in the Subsequent ADS Rights Offering to holders of Additional ADS Rights who exercise Additional ADS Rights:	On or about September 11, 2019

        The following is a summary of the important provisions of the rights agency agreement between Citibank, N.A., as ADS rights agent, and us, pursuant to which you will receive the Preemptive ADS

Rights and Additional ADS Rights, if applicable. For a complete description of the rights agency agreement, you should read the full text of the rights agency agreement, which has been filed with the SEC.

Preemptive Rights Offering to Holders of ADSs

        If you hold ADSs on the ADS record date, you will receive Preemptive ADS Rights evidencing the right to subscribe for new ADSs. You will be entitled to receive approximately 0.326003 Preemptive ADS Rights for every ADS you hold on the ADS record date. One full Preemptive ADS Right will entitle you to purchase one new ADS at a subscription price of US$8.31 per ADS, payable in U.S. dollars. You will only receive a whole number of Preemptive ADS Rights.

        You may subscribe for all or a portion of the ADSs to which the Preemptive ADS Rights you receive entitle you, but you may only subscribe for a whole number of new ADSs. You will not receive any fractional Preemptive ADS Rights. Instead, fractional entitlements to Preemptive ADS Rights will be aggregated and sold by Citibank, N.A., the ADS depositary, or its nominee. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of fractional entitlements to Preemptive ADS Rights and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Preemptive ADS Right sold and applicable taxes) pro rata to the relevant Preemptive ADS Right holders or holders entitled to such fractional Preemptive ADS Rights, as applicable, after the expiration of the Preemptive ADS Rights exercise period. Neither Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank, N.A. to effectuate such sales or the price at which any Preemptive ADS Rights will be sold, which will depend on the market price available at the time the Preemptive ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Preemptive ADS Rights or holder entitled to such fractional Preemptive ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Preemptive Share Rights underlying unexercised Preemptive ADS Rights.

  Preemptive ADS Rights Exercise Period

        Preemptive ADS Rights may be exercised during the period from June 3, 2019 through 2:15 p.m. (New York City time) on July 23, 2019, which is the Preemptive ADS Rights expiration date. If you do not exercise your Preemptive ADS Rights within the Preemptive ADS Rights exercise period, your Preemptive ADS Rights will expire, and you will have no further rights to purchase ADSs. See "—Unexercised Preemptive ADS Rights and Additional ADS Rights."

        The exercise of your Preemptive ADS Rights is irrevocable and may not be modified or cancelled.

  Preemptive ADS Rights Certificate

        The Preemptive ADS Rights certificate will state the number of Preemptive ADS Rights corresponding to the number of ADSs registered in the name of the holder to whom such Preemptive ADS Rights certificate is sent, with approximately 0.326003 Preemptive ADS Rights being issued for every ADS held on the ADS record date. The ADS rights agent will send the Preemptive ADS Rights certificate, together with a letter of instructions and this prospectus supplement and the accompanying prospectus on or about July 3, 2019 to all holders of ADSs on the ADS record date.

  ADS Record Date

        The record date for determining the holders of ADSs entitled to receive Preemptive ADS Rights is July 2, 2019 (the "ADS record date"). Only holders of record of ADSs at 5:00 p.m. (New York City time) on the ADS record date will be entitled to receive Preemptive ADS Rights.

Subsequent Rights Offering to Holders of ADSs

        If you exercise your Preemptive ADS Rights in the statutory preemptive rights offering, you will be entitled to receive Additional ADS Rights to purchase new ADS representing a proportionate share of the Unsubscribed Shares (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit on the capital increase authorized by our shareholders), based on the number of new shares of our common stock underlying the new ADSs that you subscribed and paid for in the statutory preemptive rights offering relative to the total number of new shares (including in the form of ADSs) subscribed and paid for in the statutory preemptive rights offering. The exact number of Additional ADS Rights you will be entitled to receive will not be determined until after the completion of the statutory preemptive rights offering. We will publicly announce the number of Additional ADS Rights that eligible Subscribing ADS Holders are entitled to receive for each new ADS subscribed and paid for in the statutory preemptive rights offering as soon as practicable after the completion of the statutory preemptive rights offering and before the commencement of the subsequent rights offering for the Unsubscribed Shares. One full Additional ADS Right will entitle you to purchase one new ADS at a subscription price of US$8.31 per ADS, payable in U.S. dollars, the same ADS subscription price payable in the statutory preemptive rights offering. You will only receive a whole number of Additional ADS Rights.

        You may subscribe for all or a portion of the ADSs to which the Additional ADS Rights you receive entitle you, but you may only subscribe for a whole number of new ADSs. You will not receive any fractional Additional ADS Rights. Instead, fractional entitlements to Additional ADS Rights will be aggregated and sold by Citibank, N.A., the ADS depositary, or its nominee. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of Additional ADS Rights instructed through Citibank, N.A., as ADS rights agent, and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Additional ADS Right sold and applicable taxes) pro rata to the relevant Additional ADS Right holders or holders entitled to such fractional Additional ADS Rights, as applicable, after the expiration of the Additional ADS Rights exercise period. Neither the Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank, N.A. to effectuate such sales or the price at which any Additional ADS Rights will be sold, which will depend on the market price available at the time the Additional ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Additional ADS Rights or holder entitled to such fractional Additional ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Additional Share Rights underlying unexercised Additional ADS Rights.

  Additional ADS Rights Exercise Period

        Additional ADS Rights may be exercised during the period from August 13, 2019 through 2:15 p.m. (New York City time) on August 29, 2019, which is the Additional ADS Rights expiration date. If you do not exercise your Additional ADS Rights within the Additional ADS Rights exercise period, your Additional ADS Rights will expire and you will have no further rights to purchase ADSs. See "—Unexercised Preemptive ADS Rights and Additional ADS Rights."

        The exercise of your Additional ADS Rights is irrevocable and may not be modified or cancelled.

  Additional ADS Rights Certificate

        The Additional ADS Rights certificate will state the number of Additional ADS Rights. The ADS rights agent will send the Additional ADS Rights certificate, together with a letter of instructions, to all holders of Preemptive ADS Rights who exercised their Preemptive ADS Rights in the statutory preemptive rights offering.

ADS Rights Agent

        Citibank, N.A., the depositary for the ADSs under our Deposit Agreement, is acting as the ADS rights agent to accept the exercise of the Preemptive ADS Rights and Additional ADS Rights for the

subscription of the new ADSs offered hereby and to distribute the new ADSs to subscribing holders of Preemptive ADS Rights and Additional ADS Rights.

ADS Subscription Price

        The ADS subscription price is US$8.31 per new ADS subscribed, payable in U.S. dollars.

        In order to exercise your Preemptive ADS Rights and Additional ADS Rights and to subscribe for any new ADSs, you must pay the ADS subscription price of US$8.31 per new ADS subscribed, which includes ADS rights agent fees of US$0.20 per new ADS subscribed.

        The ADS right agent will submit all subscriptions and ADS subscription prices received prior to the Preemptive ADS Rights expiration date and the Additional ADS Rights expiration date to Banco Santander—Chile, the ADS depositary's custodian in Chile, who will hold them in escrow until submitted to DCV Registros in accordance with the procedures for subscription of the Preemptive Share Rights and Additional Share Rights described below under "—Statutory Preemptive Rights Offering and Subsequent Rights Offering to Holders of Common Stock—Procedure for Exercising Preemptive Share Rights and Additional Share Rights." Settlement of the Preemptive Share Rights and Additional Share Rights in Chile will be in accordance with the procedures described under "—Statutory Preemptive Rights Offering and Subsequent Rights Offering to Holders of Common Stock—Payment and Delivery of New Common Stock." Subscribing Preemptive ADS Rights and Additional ADS Rights holders will not receive delivery of their new ADSs until settlement of any subsequent subscriptions during the Preemptive ADS Rights exercise period or Additional ADS Rights exercise period, respectively, (i.e., all subscribing Preemptive ADS Rights holders will receive delivery of their new ADSs at the same time, regardless of when the Preemptive ADS Rights are exercised during the Preemptive ADS Rights exercise period and all subscribing Additional ADS Rights holders will receive delivery of their new ADSs at the same time, regardless of when the Additional ADS Rights are exercised during Additional ADS Rights exercise period).

        The ADS rights agent will continue to accept subscriptions from Preemptive ADS Rights holders and Additional ADS Rights holders until the expiration of the applicable Preemptive ADS Rights exercise period or Additional ADS Rights exercise period. Following the end of the Preemptive ADS Rights exercise period and Additional ADS Rights exercise period, the ADS rights agent will submit all subscriptions and ADS subscription prices received with respect to the applicable rights offering to the custodian.

        In connection with each subscription payment in Chile, the ADS rights agent will deduct from each subscribing holder's ADS subscription price the amount of fees imposed in connection with the ADS rights and the issuance of the new ADSs payable to the ADS depositary in respect of new ADSs being subscribed of US$0.20 per new ADS subscribed.

        If the ADS subscription price delivered is insufficient to pay for the number of new ADSs you are subscribing for, you will be deemed to have subscribed for the maximum number of new ADSs that may be purchased with the amount actually delivered to the ADS rights agent.

Procedure for Exercising Preemptive ADS Rights and Additional ADS Rights

        The exercise of Preemptive ADS Rights and Additional ADS Rights is irrevocable and may not be canceled or modified. You may exercise your Preemptive ADS Rights and Additional ADS Rights as follows:

        Subscription by DTC Participants.    If you hold Preemptive ADS Rights or Additional ADS Rights through The Depository Trust Company (DTC), you can exercise your Preemptive ADS Rights or Additional ADS Rights by delivering completed subscription instructions for new ADSs through DTC's PSOP Function on the "agent subscriptions over PTS" procedure and instructing DTC to charge your applicable DTC account for the ADS subscription price for the new ADSs and to deliver such amount to the ADS rights agent. DTC must receive the subscription instructions and the payment of the ADS subscription price for the new ADSs by the applicable Preemptive ADS Rights expiration date or Additional ADS Rights expiration date.

        Subscription by Registered Holders.    If you are a registered holder of Preemptive ADS Rights or Additional ADS Rights, you can exercise your Preemptive ADS Rights or Additional ADS Rights by delivering to the ADS rights agent a properly completed Preemptive ADS Rights certificate or Additional ADS Rights certificate, as applicable, and paying in full the ADS subscription price for the subscribed new ADS subscribed. You must make such payment by personal check, payable to "Citibank, N.A.—Enel Américas ADS Rights Offering," as ADS rights agent.

        The properly completed ADS right certificate and payment should be delivered to:

By mail:	By hand or overnight courier:
Citibank, N.A.	Citibank, N.A.
Attn: Corporate Actions Voluntary Offer	Attn: Corporate Actions Voluntary Offer
P.O. Box 43011	150 Royall Street
Providence, RI 02940-3011	Attn: Suite V
Canton, MA 02021

        The ADS rights agent must receive the Preemptive ADS Rights certificate or Additional ADS Rights certificate and payment of the ADS subscription price on or before the Preemptive ADS Rights expiration date or Additional ADS Rights expiration date, as applicable. Deposit in the mail will not constitute delivery to the ADS rights agent. The ADS rights agent has discretion to refuse to accept any improperly completed or unexecuted Preemptive ADS Rights certificate or Additional ADS Rights certificate.

        Subscription by Beneficial Owners.    If you are a beneficial owner of Preemptive ADS Rights or Additional ADS Rights and wish to subscribe for new ADSs but are neither a registered holder of ADSs nor a DTC participant, you should timely contact the securities intermediary through which you hold Preemptive ADS Rights or Additional ADS Rights to arrange for their exercise and to arrange for payment of the ADS subscription price in U.S. dollars.

        We will determine all questions about the timeliness, validity, form and eligibility of exercising Preemptive ADS Rights and Additional ADS Rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. The Preemptive ADS Rights certificates and Additional ADS Rights certificates will not be considered received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the ADS rights agent have an obligation to notify you of any defect or irregularity in submitting the Preemptive ADS Rights certificates and Additional ADS Rights certificates. We and the ADS rights agent will not incur any liability for failing to do so.

        You will elect the method of delivering the Preemptive ADS Rights and Additional ADS Rights certificate and paying the ADS subscription price to the ADS rights agent, and you will bear any risk associated with it. If you send the Preemptive ADS Rights certificate or Additional ADS Rights certificate, notices or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS rights agent and clearance of payment before the appropriate time.

        Information Agent.    For additional information regarding the Preemptive ADS Rights and Additional ADS Rights and the procedures for exercising Preemptive ADS Rights and Additional ADS Rights, contact our information agent, Georgeson LLC:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Call Collect: +1-781-575-2137
or
Toll-Free: 1-800-261-1047

Listing and Transfer of Preemptive ADS Rights and Additional ADS Rights

        The Preemptive ADS Rights are expected to be admitted for trading on the NYSE under the symbol "ENIA RT." The CUSIP number for the Preemptive ADS Rights is "29274F138." We expect that trading in the Preemptive ADS Rights on the NYSE will commence on June 28, 2019 and continue until July 19, 2019.

        Holders who hold their Preemptive ADS Rights through DTC or in a brokerage or custodian account with a participant in DTC may transfer their Preemptive ADS Rights by book-entry transfer through DTC or a DTC participant from and including June 28, 2019 through and including July 19, 2019. Holders who hold Preemptive ADS Rights certificates may only transfer their Preemptive ADS Rights through the ADS rights agent, as described below under "Sales of Preemptive ADS Rights and Additional ADS Rights Through the ADS Rights Agent."

        The Additional ADS Rights are expected to be admitted for trading on the NYSE under the symbol "ENIA RT." The CUSIP number for the Additional ADS Rights is "29274F146." We expect that trading in the Additional ADS Rights on the NYSE will commence on August 13, 2019 and continue until August 27, 2019.

        Holders who hold their Additional ADS Rights through DTC or in a brokerage or custodian account with a participant in DTC may transfer their Additional ADS Rights by book-entry transfer through DTC or a DTC participant from and including August 13, 2019 through and including August 27, 2019. Holders who hold Additional ADS Rights certificates may only transfer their Additional ADS Rights through the ADS rights agent, as described below under "Sales of Preemptive ADS Rights and Additional ADS Rights Through the ADS Rights Agent."

        Preemptive ADS Rights may not be exchanged for Preemptive Share Rights and Preemptive Share Rights may not be exchanged for Preemptive ADS Rights. Additional ADS Rights may not be exchanged for Additional Share Rights and Additional Share Rights may not be exchanged for Additional ADS Rights.

Sale of Preemptive ADS Rights and Additional ADS Rights Through the ADS Rights Agent

        If you hold a Preemptive ADS Rights certificate and would like to sell all or a portion of your Preemptive ADS Rights, you will need to deliver your Preemptive ADS Rights certificate to the ADS rights agent before 5:00 p.m. (New York City time) on July 16, 2019, at one of the addresses listed above under "Procedure for Exercising Preemptive ADS Rights and Additional ADS Rights—Subscription by Registered Holders," and indicate on the Preemptive ADS Rights certificate that you wish your Preemptive ADS Rights to be sold. If you hold your Preemptive ADS Rights in a brokerage or custodian account and would like to sell all or a portion of your Preemptive ADS Rights through the ADS rights agent, you will need to timely instruct your broker or custodian to deliver your Preemptive ADS Rights together with sale instructions to the ADS rights agent before 5:00 p.m. (New York City time) on July 16, 2019.

        If you hold an Additional ADS Rights certificate and would like to sell all or a portion of your Additional ADS Rights, you will need to deliver your Additional ADS Rights certificate to the ADS rights agent before 5:00 p.m. (New York City time) on August 22, 2019, at one of the addresses listed above under "Procedure for Exercising Preemptive ADS Rights and Additional ADS Rights—Subscription by Registered Holders," and indicate on the Additional ADS Rights certificate that you wish your Additional ADS Rights to be sold. If you hold your Additional ADS Rights in a brokerage or custodian account and would like to sell all or a portion of your Additional ADS Rights through the ADS rights agent, you will need to timely instruct your broker or custodian to deliver your Additional ADS Rights together with sale instructions to the ADS rights agent before 5:00 p.m. (New York City time) on August 22, 2019.

        At least once every week during the period when the Preemptive ADS Rights or Additional ADS Rights, as applicable, are traded on the NYSE, the ADS rights agent will aggregate the Preemptive ADS Rights or Additional ADS Rights, as applicable, delivered to it with instructions to sell and will arrange for their sale on the NYSE through a broker appointed by the ADS rights agent for such purpose. The ADS rights agent will collect the proceeds from all such sales together with the proceeds from all sales of fractional entitlements to Preemptive ADS Rights or Additional ADS Rights, as applicable, during the Preemptive ADS Rights exercise period or Additional ADS Rights exercise period, as applicable, and will distribute to the holders of Preemptive ADS Rights or Additional ADS Rights, as applicable, who have instructed such sales (or their agents) and the holders entitled to such fractional Preemptive ADS Rights or fractional Additional ADS Rights, as applicable, the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole ADS Right sold and applicable taxes) pro rata after the expiration of the Preemptive ADS Rights exercise period or Additional ADS Rights exercise period, as applicable. The net sales proceeds that a holder is entitled to for its Preemptive ADS Rights or Additional ADS Rights (or fractional interest therein) sold will be calculated on the basis of the number of Preemptive ADS Rights or Additional ADS Rights sold and the net weighted-average sale price per Preemptive ADS Rights or Additional ADS Rights for all Preemptive ADS Rights or Additional ADS Rights sold on behalf of all selling holders of Preemptive ADS Rights or Additional ADS Rights and the holders entitled to such fractional Preemptive ADS Rights or fractional Additional ADS Rights, as applicable. Neither the ADS rights agent nor we can guarantee the ability of the ADS rights agent to effectuate such sales or the price at which any Preemptive ADS Rights or Additional ADS Rights will be sold, which will depend on the market prices available at the time the Preemptive ADS Rights and Additional ADS Rights are sold. In addition, the net sales proceeds that a selling holder receives may be higher or lower than the net proceeds received from any sale of Preemptive Share Rights and Additional Share Rights underlying unexercised Preemptive ADS Rights and Additional ADS Rights. See "—Unexercised Preemptive ADS Rights and Additional ADS Rights."

ADS Subscription Price

        Subscribing holders of Preemptive ADS Rights and Additional ADS Rights will be charged fees imposed in connection with the ADS rights and the issuance of the new ADSs in the amount of US$0.20 per new ADS subscribed, payable to the ADS rights agent. The ADS rights agent will deduct such fees from the ADS subscription price in respect of each subscription at the time it makes the relevant subscription payment in Chile.

Delivery of ADSs

        The ADS depositary will issue and deliver new ADSs purchased pursuant to the Preemptive ADS Rights Offering or Subsequent ADS Rights Offering as soon as practicable after the receipt of the shares of common stock by the ADS depositary's custodian in Chile. New ADSs will rank equally in all respects with existing ADSs.

Unexercised Preemptive ADS Rights and Additional ADS Rights

        Preemptive ADS Rights that are not exercised by 2:15 p.m. (New York City time) on July 23, 2019 will expire and will have no further rights to purchase ADSs. Holders of ADSs who transfer or do not exercise their Preemptive ADS Rights will have their percentage ownership interest in us diluted.

        Additional ADS Rights that are not exercised by 2:15 p.m. (New York City time) on August 29, 2019 will expire and will have no further rights to purchase ADSs. Holders of ADSs who transfer or do not exercise their Additional ADS Rights will have their percentage ownership interest in us diluted, and holders of ADSs who did not exercise their Preemptive ADS Rights will have their percentage ownership interest in us further diluted.

        Under the Deposit Agreement for the ADSs, if the Preemptive Share Rights or Additional Share Rights underlying unexercised Preemptive ADS Rights or Additional ADS Rights, as applicable, following the end of the Preemptive ADS Rights subscription period or the Additional ADS Rights subscription period, as applicable, are not exercised and appear to be about to lapse, the Depositary in its discretion may sell Preemptive Share Rights and Additional Share Rights in a public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the proceeds (net of all fees and expenses of the Depositary) of any such sale for the accounts of the holders of the unexercised Preemptive ADS Rights and Additional ADS Rights or if the Depositary may not dispose of such Preemptive Share Rights or Additional Share Rights and make the net proceeds available to such holders, the Depositary will allow such share rights to lapse.

        To the extent that any Preemptive ADS Rights or Additional ADS Rights expire unexercised, the ADS rights agent will attempt to sell the Preemptive Share Rights or Additional Share Rights underlying the unexercised Preemptive ADS Rights or Additional ADS Rights, respectively, on the Chilean Stock Exchanges, and to the extent a premium can be recognized over the cost of any such sale, to convert such premium from Chilean pesos into U.S. dollars and distribute the net sales proceeds after deduction of all applicable fees to the applicable holders of the unexercised Preemptive ADS Rights or Additional ADS Rights, as the case may be, on a pro rata basis. If the Preemptive Share Rights or Additional Share Rights underlying such unexercised Preemptive ADS Rights or Additional ADS Rights, respectively, cannot be sold, they will be allowed to expire unexercised, and the Preemptive Share Rights or Additional Share Rights and the corresponding Preemptive ADS Rights or Additional ADS Rights will have no further value.

        Neither the ADS rights agent nor Enel Américas can guarantee the ability of the ADS rights agent to effectuate such sales or the price at which any Preemptive Share Rights or Additional Share Rights will be sold, which will depend on the market price available at the time the Preemptive Share Rights or Additional Share Rights are sold. In addition, the net sales proceeds that a holder of unexercised Preemptive ADS Rights or Additional ADS Rights receives as a result of sales of the underlying Preemptive Share Rights or Additional Share Rights may be higher or lower than the net proceeds received from any sale of Preemptive ADS Rights or Additional ADS Rights the ADS rights agent is directed to sell as described under "—Sale of Preemptive ADS Rights and Additional ADS Rights through the ADS Rights Agent."

Statutory Preemptive Rights Offering and Subsequent Rights Offering to Holders of Common Stock

Summary Timetable

        The timetable lists some important dates relating to the statutory preemptive rights offering with respect to Preemptive Share Rights (the "Preemptive Share Rights Offering") and the subsequent rights offering with respect to Additional Share Rights (the "Subsequent Share Rights Offering"):

Action	Estimated date
Publication of notice and letter to shareholders in Chile of Preemptive Share Rights Offering:	June 20, 2019
Common stock record date—date for determining holders of common stock receiving Preemptive Share Rights:	June 21, 2019
Publication of notice to shareholders in Chile supplementing the notice to shareholders on June 20, 2019:	June 21, 2019
Publication of notice to shareholders in Chile announcing the launch of Preemptive Share Rights Offering	June 27, 2019
Preemptive Share Rights exercise commencement date—beginning of the period during which Preemptive Share Rights holders may subscribe for new shares of common stock:	June 27, 2019
Trading of Preemptive Share Rights on the Chilean Stock Exchanges commences:	June 27, 2019
Closing date of trading of Preemptive Share Rights on the Chilean Stock Exchanges:	July 26, 2019
Preemptive Share Rights expiration date—end of the 30-calendar-day period during which Preemptive Share Rights holders may subscribe for new shares of common stock, 11:59 p.m. (Santiago time):	July 26, 2019
Material event notice (hecho esencial) filed with CMF in Chile reporting the results of Preemptive Share Rights Offering and number of shares and ADRs available for Subsequent Rights Offerings:	July 27, 2019
Final Preemptive Share Rights settlement date in Chile:	July 30, 2019
Announcement to shareholders and ADS holders and Enel Américas notice to Citibank, N.A. of distribution ratios for Additional Share Rights and Additional ADS Rights:	August 2, 2019
Publication of notice and letter to shareholders in Chile of Subsequent Share Rights Offering:	August 6, 2019
Publication of notice to shareholders in Chile announcing the launch of Subsequent Share Rights Offering:	August 12, 2019
Additional Share Rights exercise commencement date—beginning of the period during which Additional Share Rights holders may subscribe for new shares of common stock:	August 12, 2019
Trading of Additional Share Rights on the Chilean Stock Exchanges commences:	August 12, 2019
Closing date of trading of Additional Share Rights on the Chilean Stock Exchanges:	September 4, 2019
Additional Share Rights expiration date—end of the 24-calendar-day period during which Additional Share Rights holders may subscribe for new shares of common stock, 11:59 p.m. (Santiago time):	September 4, 2019
Final Additional Share Rights subscription settlement date in Chile:	September 6, 2019

Statutory Preemptive Rights Offering to Holders of Common Stock

  Preemptive Share Rights

        If you hold common stock on the Preemptive Share Rights record date, you will receive transferable Preemptive Share Rights evidencing the right to subscribe for new shares of common stock. You will receive approximately 0.326003960684452 of a transferable Preemptive Share Right to subscribe for one new shares for every share of common stock you hold on Preemptive Share Rights record date. One full Preemptive Share Right will entitle you to purchase one new share of common stock at a subscription price of US$0.162108214203236 per share of common stock. However, we will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Preemptive Share Rights will lose the value of any Preemptive Share Rights held by them in excess of the highest multiple of Preemptive Share Rights that will entitle them to whole new shares, unless they sell such fractional Preemptive Share Rights. However, if you subscribe for shares in the statutory preemptive rights offering, you will be entitled to receive Additional Share Rights representing the right to subscribe for a pro rata portion of the Unsubscribed Shares in the subsequent rights offering.

        Preemptive Share Rights will be registered in book-entry form at the Chilean clearing system, the Depósito Central de Valores S.A. Depósito de Valores (the "DCV"), in an account in the shareholder's or its nominee's name. If you were a common stockholder of record on the Preemptive Share Rights record date, you should receive from the broker or custodian through which you hold your common stock a written confirmation of the issuance of Preemptive Share Rights. Preemptive Share Rights will be entered into stockholders' book-entry accounts upon the commencement of the statutory preemptive rights offering.

        Preemptive Share Rights will be transferable and will trade on the Chilean Stock Exchanges upon the commencement of the statutory preemptive rights offering. Preemptive Share Rights will not be listed on any stock exchange in the United States. If you transfer or sell your Preemptive Share Rights, you will have no further rights to purchase new shares of common stock in the rights offerings with respect to the Preemptive Share Rights transferred or sold and will not be eligible to receive any Additional Share Rights.

  Preemptive Share Rights Exercise Period

        Preemptive Share Rights may be exercised during the 30-calendar-day period from June 27, 2019 through 11:59 p.m. (Santiago, Chile time) on July 26, 2019. Following the Preemptive Share Rights expiration date, the Preemptive Share Rights will expire and common stockholders will have no further rights.

        The exercise of your Preemptive Share Rights is irrevocable and may not be modified or cancelled.

  Preemptive Share Rights Record Date

        The record date for the determination of our common stockholders entitled to receive Preemptive Share Rights is June 21, 2018 (the "Preemptive Share Rights record date"). Only common stockholders of record at 11:59 p.m. (Santiago time) on the Preemptive Share Rights record date will be entitled to receive Preemptive Share Rights.

Subsequent Rights Offering to Holders of Common Stock

  Additional Share Rights

        If you exercise your Preemptive Share Rights in the statutory preemptive rights offering, you will be entitled to receive Additional Share Rights to purchase new shares of common stock representing a proportionate share of the Unsubscribed Shares (subject to reduction to the extent necessary in order not to substantially exceed the US$3.0 billion limit on the capital increase authorized by our shareholders), based on the number of new shares of our common stock that you subscribed and paid for in the statutory preemptive rights offering relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offering. The exact number of Additional Share Rights you will be entitled to receive will not be determined until after the completion of the statutory preemptive rights offering. We will publicly announce the number of Additional Share Rights that eligible Subscribing Holders are entitled to receive for each new share of our common stock subscribed and paid for in the statutory preemptive rights offering as soon as practicable after the completion of the statutory preemptive rights offering and before the commencement of the subsequent rights offering for the Unsubscribed Shares. One full Additional Share Right will entitle you to subscribe for one new share of our common stock at a subscription price of US$0.162108214203236 per share, the same share subscription price payable in the statutory preemptive rights offering. One full Additional Share Right is required to subscribe for one new share of our common stock at the share subscription price. However, we will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Additional Share Rights will lose the value of any Additional Share Rights held by them in excess of the highest multiple of Additional Share Rights that will entitle them to whole new shares, unless they sell such fractional Additional Share Rights.

        Additional Share Rights will be registered in book-entry form at the Chilean clearing system, the DCV, in an account in the shareholder's or its nominee's name. If you were a common stockholder of record on the Additional Share Rights record date, you should receive from the broker or custodian through which you hold your common stock a written confirmation of the issuance of Additional Share Rights. Additional Share Rights will be entered into stockholders' book-entry accounts upon the commencement of the subsequent rights offering.

        Additional Share Rights will be transferable and will trade on the Chilean Stock Exchanges upon the commencement of the subsequent rights offering. Additional Share Rights will not be listed on any stock exchange in the United States. If you transfer or sell your Additional Share Rights, you will have no further rights to purchase new shares of common stock in the subsequent rights offering with respect to the Additional Share Rights transferred or sold.

  Additional Share Rights Exercise Period

        Additional Share Rights may be exercised during the 24-calendar-day period, which is expected to commence on August 12, 2019 and continue until 11:59 p.m. (Santiago, Chile time) on September 4, 2019. Following the Additional Share Rights expiration date, the Additional Share Rights will expire and common stockholders will have no further rights.

        The exercise of your Additional Share Rights is irrevocable and may not be modified or cancelled.

  Additional Share Rights Record Date

        The record date for the determination of our common stockholders entitled to receive Additional Share Rights will be the Chilean business day immediately preceding the launch of the subsequent share rights offering (the "Additional Share Rights record date"). Only common stockholders of record at 11:59 p.m. (Santiago time) on the Additional Share Rights record date will be entitled to receive Additional Share Rights.

  Eligibility to Receive Additional Share Rights

        Only Subscribing Holders who continue to hold any shares of our common stock as of the Additional Share Rights record date will be entitled to receive Additional Share Rights.

Share Subscription Price

        The subscription price for new shares of common stock purchased upon the exercise of Preemptive Share Rights and the Additional Share Rights is US$0.162108214203236 per share of common stock. The share subscription price is payable in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription and payment date, as reported by the Central Bank of Chile).

Procedure for Exercising Preemptive Share Rights and Subsequent Share Rights

        In order to exercise Preemptive Share Rights or Additional Share Rights, a holder of Preemptive Share Rights or Additional Share Rights must execute and deliver an exercise notice and a signed share subscription agreement to us through DCV Registros, together with payment by such exercising shareholder of the full share subscription price for the total number of shares of our common stock for which he or she is subscribing. Deposit in the mail will not constitute delivery to DCV Registros until actually received.

        The forms of the exercise notice and the share subscription agreement will be made available to each shareholder of record as of the Preemptive Share Rights record date or Additional Share Rights record date, as applicable, through DCV Registros upon the commencement of the statutory preemptive rights offering or subsequent right offering, as applicable. The share subscription agreement must be completed with the following information: (i) the number of shares to be subscribed by the subscribing shareholder at the share subscription price; (ii) the method of payment for the subscribed shares; and (iii) an election for the subscribing shareholder to receive their new shares of common stock either in the form of a share certificate or in electronic book-entry form.

        Shares of common stock held directly in Chile are generally held in electronic book-entry form at the DCV, as the depositary entity, either directly by the shareholders on their own behalf or through local broker-dealers, as custodians. If you hold your shares at the DCV on your own behalf and you wish to subscribe for common stock by exercising Preemptive Share Rights or Additional Share Rights, you must complete the exercise notice and share subscription agreement to be made available to you in connection with the Preemptive Share Rights or Additional Share Rights and submit it to us through DCV Registros.

        If you hold shares through a local broker-dealer and you wish to subscribe for common stock by exercising Preemptive Share Rights or Additional Share Rights, you should ask the local broker-dealer acting as your custodian to provide you with the exercise notice and share subscription agreement to allow you to subscribe for shares. You must complete the exercise notice and share subscription agreement and ask your local broker-dealer to submit them to us on your behalf. Please consult with your local broker-dealer regarding the method of payment for the shares for which you wish to subscribe. Your broker-dealer may request that you fill out additional documentation in connection with the subscription.

        Any shareholder who is a natural person should be prepared to show to his or her broker-dealer, his or her identity card or passport, taxpayer registration card (CPF) and a document proving the residence of the shareholder. Any shareholder that is a legal entity must be prepared to present certified copies of its bylaws or other organization documents, the resolution by which that entity's executive officers were elected and any other documents requested by its broker-dealer. In the case of proxies, an original or certified copy of the document that grants powers of representation must be presented. It is the shareholder's responsibility to contact a broker-dealer, sufficiently in advance of the rights expiration date to enable the timely exercise of your rights. If you do not know whether you hold shares through the DCV or a local broker-dealer, you should ask your representative, broker or other nominee.

        If you hold your shares of common stock through a custodian in Chile, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.

        You or your custodian may continue to exercise Preemptive Share Rights until July 26, 2019. If you or your custodian fails to exercise your rights by July 26, 2019, your Preemptive Share Rights will lapse and you will have no further rights. You or your custodian may continue to exercise Additional Share Rights until September 4, 2019. If you or your custodian fails to exercise your rights by September 4, 2019, your Preemptive Share Rights will lapse and you will have no further rights.

        We will determine all questions about the timeliness, validity and form of and eligibility for exercising the Preemptive Share Rights or Additional Share Rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new shares of common stock, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither the custodian nor we have to notify you of any defect or irregularity in submitting instructions. The custodian and we will not incur any liability for failing to do so.

Purchase and Sale of Preemptive Share Rights and Subsequent Share Rights

        You may exercise, sell or transfer your Preemptive Share Rights or Additional Share Rights to others. You may purchase and sell your Preemptive Share Rights or Additional Share Rights through brokers.

Payment and Delivery of New Common Stock

        As described above under "—Procedure for Exercising Preemptive Share Rights and Additional Share Rights," each holder of Preemptive Share Rights or Additional Share Rights that validly delivers an exercise notice and a share subscription agreement and the payment of the full share subscription price for the total number of shares for which he or she is subscribing to us will be registered as the holder of the new shares of common stock on the date the exercise notice, share subscription agreement and share subscription price are accepted by DCV Registros. However, if you elect to receive your new shares in certificated form, we will issue the certificate for the new shares of common stock within ten Chilean business days following the effective date of the share subscription agreement. You may sell or trade the new shares of common stock immediately after the delivery of the new shares of common stock since the new shares of common stock are expected to be listed on the Chilean Stock Exchanges on or before such date. New shares of common stock will rank equally in all respects with existing shares of common stock.

Announcement of Number of Shares Subscribed in the Rights Offerings

        We will publish, in a widely circulated newspaper in Chile, the number of new shares of common stock subscribed by holders of our common stock pursuant to the exercise of their Preemptive Share Rights and Additional Share Rights in the rights offerings and the number of Additional Share Rights each Subscribing Holder is entitled to receive in the subsequent rights offering. This information will also be available in English on our website.

TAXATION

Material U.S. Federal Income Tax Consequences

        This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

        The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of receiving, exercising, and disposing of rights ("share rights") to receive new shares of our common stock ("New Shares") and rights ("ADS rights") to receive new ADSs ("New ADSs") and of owning and disposing of New Shares and New ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person's investment decision, and is based on the assumption that there is no applicable income tax treaty in effect between the United States and Chile (see "Material Chilean Tax Consequences—Chilean Tax Consequences of Ownership of Shares or ADSs by Foreign Holders—Ownership and Disposition of Shares and ADSs" below). Further, this summary does not address any aspect of foreign, state, local or estate or gift taxation, the 3.8% tax imposed on certain net investment income, tax considerations that arise from rules of general application to all taxpayers, or certain aspects of U.S. federal income taxation that may be applicable to holders subject to special treatment under the Code, including, but not limited to:

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  certain financial institutions;

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  insurance companies;

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  dealers and traders in securities or currencies who use a mark-to-market method of tax accounting;

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  broker-dealers;

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  U.S. expatriates;

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  persons holding ADSs, existing shares of common stock, share rights, ADS rights, New Shares or New ADSs as part of a hedge, straddle, conversion transaction or similar transaction;

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  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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  partnerships or other entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes or partners or members of such partnerships or entities;

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  persons liable for the alternative minimum tax;

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  tax-exempt organizations;

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  persons holding existing shares of our common stock, share rights, ADSs, ADS rights, New Shares or New ADSs that own or are deemed to own 10% or more of our outstanding stock (by vote or value); or

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  persons holding ADSs, existing shares of common stock, share rights, ADS rights, New Shares or New ADSs in connection with a trade or business conducted outside of the United States.

        A "U.S. Holder" for purposes of this discussion is a beneficial owner of ADSs, existing shares of common stock, share rights, ADS rights, New Shares or New ADSs that is, for federal income tax purposes:

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  a citizen or individual resident of the United States;

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  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership holds the existing shares of common stock, ADSs, share rights, ADS rights, New Shares or New ADSs, as the case may be, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing shares of common stock, ADSs, share rights, ADS rights, New Shares or New ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, holding and disposition of the share rights, ADS rights, New Shares or New ADSs, as the case may be.

        U.S. shareholders that own (directly, indirectly, or constructively) 10% or more of our outstanding stock (by vote or value) could be subject to adverse U.S. federal income tax consequences pursuant to the controlled foreign corporation ("CFC") rules if we were a CFC. Among other adverse consequences, if we were a CFC, any such U.S. shareholder would generally be required to annually report and include in such U.S. shareholder's U.S. taxable income such U.S shareholder's pro rata share of certain items of our income and investments whether or not we made any distributions. Prospective U.S. shareholders should consult with their tax advisors as to the tax consequences of acquiring, owning and disposing of existing shares of our common stock, ADSs, share rights, ADS rights, New Shares or New ADSs, as the case may be.

        This discussion assumes, and we expect, that we are not, and we will not become, a passive foreign investment company for U.S. federal income tax purposes. This discussion addresses only U.S. Holders of ADSs, existing shares of common stock, share rights, ADS rights, New Shares or New ADSs that hold such securities as capital assets.

        In addition, this summary is based in part on representations of the ADS depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any other related agreements will be performed in accordance with its terms.

        Each U.S. Holder is urged to consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of receiving, exercising or disposing of share rights or ADS rights and of owning and disposing of New Shares or New ADSs in their particular circumstances.

Material U.S. Federal Income Tax Consequences of the Rights Offerings

Receipt of Share Rights and ADS Rights

        Under Section 305 of the Code, a shareholder who receives a share right or an ADS right will, if such receipt is treated as a "disproportionate distribution" within the meaning of Section 305 of the Code, be treated as having received a taxable distribution in an amount equal to the value of such share right or ADS right. In general, a shareholder who receives a share right or ADS right will be treated as having received a "disproportionate distribution" (and thus a taxable distribution) if a shareholder's proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution (or a deemed distribution) of cash or other property. While the issue is not free from doubt, we believe that the receipt of share rights or ADS rights by a U.S. Holder should not be treated as a "disproportionate distribution" under Section 305(a) of the

Code. However, due to the uncertainties in the application of Section 305 of the Code, there can be no assurance that such treatment will not be challenged by the United States Internal Revenue Service ("IRS") or, if challenged, upheld. If the distribution of share rights or ADS rights were treated as a taxable distribution, the fair market value of the share right or ADS right a U.S. Holder receives would be taxable to such U.S. Holder as a dividend. The U.S. Holder's tax basis in such share right or ADS right will equal the amount of the dividend and the U.S. Holder's holding period for the share rights or ADS rights will commence on the date of distribution. For further disclosure on taxation of dividends, see "—Taxation of Distributions on New Shares or New ADSs." The balance of the discussion below assumes that the distribution of share rights or ADS rights will not be a taxable distribution.

Basis and Holding Period of the Rights

        If the fair market value of the share rights or ADS rights received by a U.S. Holder is less than 15% of the fair market value of the outstanding existing shares of common stock or ADSs held by such U.S. Holder with respect to which the share rights or ADS rights were distributed on the date of distribution, the share rights or ADS rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values of its existing shares of common stock or ADSs, on the one hand, and the share rights or ADS rights received, on the other hand, (as determined on the date of distribution). This irrevocable election must be made in the tax return for the taxable year in which the share rights or ADS rights are received, and will apply to all share rights or ADS rights received by the U.S. Holder pursuant to the rights offerings. On the other hand, if the fair market value of the share rights or ADS rights received by a U.S. Holder is 15% or greater than the fair market value of existing shares of common stock or ADSs held by such U.S. Holder, respectively, with respect to which the share rights or ADS rights were distributed on the date of distribution, then the basis in the U.S. Holder's existing shares of common stock must be allocated between its existing shares of common stock or ADSs, on the one hand, and the share rights or ADS rights, on the other hand, in proportion to their fair market values (as determined on the date of distribution). The fair market value of the share rights and ADS rights on the date the share rights and ADS rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the share rights and ADS rights on that date. In determining the fair market value of the share rights and ADS rights, you should consider all relevant facts and circumstances, including any difference between the subscription price paid on the exercise of the share rights and ADS rights and the trading price of our common stock and ADSs on the date that the share rights and ADS rights are distributed, the length of the period during which the share rights and ADS rights may be exercised and the fact that the share rights and ADS rights are transferable. A U.S. Holder's holding period in the share rights or ADS rights will include the U.S. Holder's holding period for the existing shares of common stock or ADSs with respect to which the share rights or ADS rights were distributed.

Exercise of the Share Rights or ADS Rights

        The exercise of a share right or ADS right by, or on behalf of, a U.S. Holder will not be a taxable transaction for U.S. federal income tax purposes. The basis of each New Share or New ADS acquired upon exercise of the share right or ADS right will equal the sum of the U.S. dollar value of the applicable subscription price and the U.S. Holder's tax basis (as determined above), if any, in the share right or ADS right exercised. The holding period of the New Shares or New ADSs shall begin on the day the share rights or ADS rights are exercised.

        If, at the time of the receipt or exercise of the share right or ADS right, the U.S. Holder no longer holds the shares of common stock or ADSs with respect to which the share right or ADS right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the share right or ADS right are unclear, including (1) the allocation of the tax basis between the shares of our common stock or ADSs previously sold and the share right or ADS right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock or ADSs previously sold, and (3) the impact of such allocation on the tax basis of the New Shares and New ADSs acquired upon exercise of the share right or ADS right. U.S. Holders who exercise a share right or ADS right received in the rights offerings after disposing of shares of our common stock or ADSs with respect to which the share right or ADS right is received, should consult their own tax advisor.

Sale or Expiration of Share Rights and ADS Rights

        For U.S. federal income tax purposes, gain or loss realized on a sale of share rights or ADS rights by the U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the share rights or ADS rights is more than one year. For these purposes, the holding period for the share rights or ADS rights will include the holding period of the existing shares of common stock or ADSs with respect to which the share rights or ADS rights were distributed. The deductibility of capital losses is subject to limitations. The amount of the gain or loss will be equal to the difference between the tax basis in the share rights or ADS rights disposed of (as determined above) and the U.S. dollar value of the amount realized on the disposition.

        Gain or loss recognized by a U.S. Holder on a sale of share rights or ADS rights generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, the U.S. Holder may not be able to use the foreign tax credit arising from any Chilean tax imposed on the disposition of a share right or ADS right unless such credit can be applied against tax due on other income treated as derived from foreign sources in the appropriate limitation category.

        In the event the U.S. Holder allows the share rights or ADS rights to expire without selling or exercising them, the share rights or ADS rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the share rights or ADS rights, and the U.S. Holder should re-allocate any portion of the tax basis in the U.S. Holder's existing shares of our common stock or ADSs previously allocated to the share rights or ADS rights that have expired to their existing shares of common stock or ADSs.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of New Shares or New ADSs

Tax Treatment of ADSs

        For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner for U.S. federal income tax purposes. Accordingly, deposits or withdrawals of shares for ADSs will generally not be subject to U.S. federal income tax.

        The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the ADS depositary (pre-release) or intermediaries in the chain of ownership between beneficial owners and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for beneficial owners of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rate, described below, applicable to dividends received by certain non-corporate beneficial owners. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

Taxation of Distributions

        The following discussion of cash dividends and other distributions is subject to the discussion below under "—Passive Foreign Investment Company Rules." Distributions received by a U.S. Holder on New Shares or New ADSs, including the amount of any Chilean taxes withheld, other than certain pro rata distributions of shares to all shareholders, will constitute foreign-source income to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The amount of dividend income paid in Chilean pesos that a U.S. Holder will be required to include in income will equal the U.S. dollar value of the distributed Chilean peso dividend, calculated by reference to the exchange rate in effect on the date the payment is received, regardless of whether the payment is converted into U.S. dollars on the date of receipt. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt, which would be ordinary income or loss and would be treated as income from U.S. sources for foreign tax credit purposes. Dividends will be included in a U.S. Holder's income on the date of the U.S. Holder's (or in the case of ADSs, the ADS depositary's) receipt of the dividend.

        Subject to certain exceptions for short-term and hedged positions and the discussion below regarding concerns expressed by the U.S. Treasury and the discussion below regarding rules intended to be promulgated by the U.S. Treasury, the U.S. dollar amount of dividends received by a noncorporate U.S. Holder in respect of New Shares or New ADSs generally will be subject to taxation at preferential rates if the dividends are "qualified dividends." Dividends paid on the New Shares or New ADSs generally will be treated as qualified dividends if (i) the New Shares or New ADSs are readily tradable on an established securities market in the United States, (ii) Enel Américas has determined that it was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company ("PFIC") and (iii) the holder thereof has satisfied certain holding period requirements. Our ADSs are listed on the NYSE and generally will qualify as readily tradable on an established securities market in the United States so long as they are so listed. We have determined that we were not a PFIC for U.S. federal income tax purposes with respect to our 2018 taxable year. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2019 taxable year. However, because PFIC status depends upon the composition of a company's income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any current, prior or future taxable year.

        Based on existing guidance, it is not entirely clear whether dividends received with respect to New Shares or New ADSs will be treated as qualified dividends, because the shares of our common stock are not themselves listed on a U.S. exchange. In addition, the U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them. U.S. Holders should consult their own tax advisors to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

        The amount of a dividend generally will be treated as foreign-source dividend income to a U.S. Holder for foreign tax credit purposes. As discussed in more detail below under "—Foreign Tax Credits," Chilean withholding tax is likely to be treated as an eligible foreign income tax (after taking into account any credit in Chile against such withholding tax). As such, subject to generally applicable limitations, you may claim a credit against your U.S. federal income tax liability for the eligible Chilean taxes withheld from distributions on New Shares or New ADSs (after taking into account any credit in Chile against such withholding tax). If the dividends are taxed as qualified dividend income (as discussed above), special rules will apply in determining the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation. The rules relating to foreign tax credits are complex. U.S. Holders are urged to consult their own tax advisors regarding the treatment of Chilean withholding taxes imposed on distributions on New Shares or New ADSs.

Sale or Other Disposition of New Shares or New ADSs

        If a beneficial owner is a U.S. Holder, for U.S. federal income tax purposes, the gain or loss a beneficial owner realizes on the sale or other disposition of New Shares or New ADSs generally will be U.S.-source capital gain or loss for foreign tax credit purposes, and generally will be a long-term capital gain or loss if the beneficial owner has held the New Shares or New ADSs for more than one year. The amount of a beneficial owner's gain or loss will equal the difference between the beneficial owner's tax basis in the New Shares or New ADSs disposed of and the amount realized on the disposition (including any amount withheld in respect of Chilean withholding taxes; see "—Material Chilean Tax Consequences—Taxation of Shares and ADSs"), in each case as determined in U.S. dollars. A beneficial owner's tax basis in the New Shares or New ADSs acquired pursuant to the exercise of the share rights or ADS rights will be as described above under "—Material U.S. Federal Income Tax Consequences of the Rights Offering—Exercise of Share Rights or ADS Rights." Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

        In certain circumstances, Chilean taxes may be imposed upon the sale or other disposition of New Shares (but not New ADSs). See "—Material Chilean Tax Consequences—Taxation of Shares and ADSs." As discussed in more detail below under "—Foreign Tax Credits," subject to generally applicable limitations and substantiation requirements, if a Chilean tax is imposed on the sale or disposition of New Shares, a beneficial owner may claim a credit against its U.S. federal income tax liability for the eligible Chilean taxes withheld pursuant to a sale or other disposition of New Shares.

Foreign Tax Credits

        Subject to applicable limitations that may vary depending upon a U.S. Holder's circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, a U.S. Holder may claim a credit against its U.S. tax liability for Chilean income taxes (or taxes imposed in lieu of an income tax) imposed in connection with the rights offerings and on distributions on and proceeds from the sale or other disposition of New Shares or New ADSs. Chilean dividend withholding taxes generally are expected to be income taxes eligible for the foreign tax credit. The Chilean capital gains tax is likely to be treated as an income tax (or a tax paid in lieu of an income tax) and thus eligible for the foreign tax credit; however, you generally may claim a foreign tax credit only after taking into account any available opportunity to reduce the Chilean capital gains tax, such as the reduction for the credit for Chilean corporate income tax that is taken into account when calculating Chilean withholding tax, as discussed below under "—Chilean Tax Considerations—Taxation of Shares and ADSs." If a Chilean tax is imposed on the sale or disposition of New Shares or New ADSs, and a U.S. Holder does not receive significant foreign source income from other sources, such U.S. Holder may not be able to credit such Chilean tax against its U.S. federal income tax liability. If a Chilean tax is not treated as an income tax (or a tax paid in lieu of an income tax) for U.S. federal income tax purposes, a U.S. Holder would be unable to claim a foreign tax credit for any such Chilean tax withheld; however, a U.S. Holder may be able to deduct such tax in computing its U.S. federal income tax liability, subject to applicable limitations. In addition, instead of claiming a credit, a U.S. Holder may, at the U.S. Holder's election, deduct such Chilean taxes in computing the U.S. Holder's taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The calculation of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign income taxes, the availability of deductions, involves the application of complex rules that depend on such U.S. Holder's particular circumstances. U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Passive Foreign Investment Company Rules

        We have determined that we were not a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes for our 2018 taxable year and we do not anticipate being a PFIC for our 2019 taxable year. However, because PFIC status depends upon the composition of a company's income and assets and the market value of its assets from time to time, and because it is unclear whether certain types of our income constitute passive income for PFIC purposes, there can be no assurance that we will not be considered a PFIC for any current, prior or future taxable year. If we were a PFIC for any taxable year during which a beneficial owner held New Shares or New ADSs (or, under proposed Treasury regulations, share rights or ADS rights), certain adverse consequences could apply to the U.S. Holder, including the imposition of higher amounts of tax than would otherwise apply, and additional filing requirements. In addition, if we were treated as a PFIC in a taxable year in which we pay a dividend or in the prior taxable year, the favorable dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply (see "—Taxation of Distributions on New Shares or New ADSs" above). If we determine that we are a PFIC in future taxable years, U.S. Holders may be able to make certain elections that would mitigate the consequences of our status as a PFIC, including by electing to mark shares of our common stock or ADSs to market annually. U.S. Holders should consult their own tax advisors regarding the consequences to them if we were a PFIC, as well as the availability and advisability of making any election that might mitigate the adverse consequences of PFIC status.

U.S. Backup Withholding Tax and Information Reporting Requirements

        U.S. Holders are urged to consult their own U.S. tax advisors regarding information reporting requirements relating to their ownership of New Shares or New ADSs.

Required Disclosure with Respect to Foreign Financial Assets

        Certain U.S. Holders are required to report information relating to an interest in New Shares or New ADSs to the IRS, subject to certain exceptions (including an exception for New Shares or New ADSs held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return for each year in which they hold an interest in the New Shares or New ADSs.

Transfer Reporting Requirements

        A U.S. Holder that subscribes for New Shares or New ADSs may be required to file IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, with the IRS if the aggregate subscription price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to us within the preceding twelve-month period, exceeds US$100,000 (or its foreign currency equivalent). U.S. Holders that are required to file IRS Form 926, but fail to do so, could be subject to substantial penalties.

Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the beneficial owner is an exempt recipient or (ii) in the case of backup withholding, the beneficial owner provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a beneficial owner generally will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

        A U.S. Holder should consult its own tax advisors with respect to the particular consequences to it of receiving, exercising or disposing of share rights or ADS rights and of owning and disposing of New Shares or New ADSs.

Material Chilean Tax Consequences

        The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders (as defined below) arising from the ownership and disposition of share rights, ADS rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of share rights, ADS rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

        As used herein, the term "Foreign Holder" means either:

  •
  in the case of an individual holder, a person who is not a resident of or domiciled in Chile; for purposes of Chilean taxation, (a) an individual is resident of Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years; or (b) an individual is domiciled in Chile if he or she resides in Chile with the intention of remaining in Chile (such intention to be evidenced by circumstances such as the acceptance of employment within Chile or the relocation of the individual's family to Chile), or

  •
  in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative or permanent establishment of such entity in Chile.

        Under Chilean law, certain provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may only be amended by another statute. In addition, the Chilean tax authorities issue rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean taxes may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations. Chilean tax authorities may, however, change such rules, regulations and interpretations prospectively. There is currently no applicable income tax treaty in effect between Chile and the United States. However, in 2010, Chile and the United States signed an income tax treaty that has not yet been ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between Chile and the United States.

        This discussion:

  •
  is based upon the tax laws of Chile as in effect on the date of this prospectus supplement, including applicable regulations and rulings, and including ruling No. 324 of January 29, 1990, of the Chilean Internal Revenue Service (Servicio de Impuestos Internos, or the "SII"); and

  •
  is not intended as Chilean tax advice to any particular Foreign Holder, which can be rendered only in light of its particular circumstances, and does not purport to be a complete analysis of the potential Chilean tax consequences that may be important to a Foreign Holder based on that Foreign Holder's particular tax situation or circumstances.

        We have not sought and will not seek any rulings from the SII with respect to any matter discussed herein. No assurance can be given that the SII would not assert, or that a court would not sustain a position contrary to any of the tax characterizations and tax consequences set forth below.

Taxation on Capital Gains

  Taxation on Sale or Exchange of ADSs Outside of Chile

        Gains obtained by a Foreign Holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

  Taxation on Sale or Exchange of Shares

        The Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, the amendment provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a "sufficient stock market liquidity" status in the Chilean Stock Exchanges; (ii) the sale must be carried out in a Chilean Stock Exchange authorized by the CMF, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law or as the consequence of a contribution to a fund as regulated in Section 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean Stock Exchange, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or due to the exchange of convertible publicly offered securities, or due to the redemption of a fund's quota as regulated in Section 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001. For purposes of considering the ADSs as convertible publicly offered securities, they should be registered in the Chilean foreign securities registry (or it is expressly excluded from such registry by the CMF).

        If the shares do not qualify for the above exemption, capital gains on the sale or exchange of shares of common stock (as distinguished from sales or exchanges of ADSs representing such shares of common stock) could be subject to the general tax regime, with a 27% Chilean CIT, the rate applicable during 2019, and a 35% Chilean withholding tax, the former being creditable against the latter.

        The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

  Taxation of Share Rights and ADS Rights

        For Chilean tax purposes and to the extent we issue any share rights or ADS rights, the receipt of share rights or ADS rights by a Foreign Holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to Foreign Holders upon the exercise or the lapse of the share rights or the ADS rights.

        Any gain on the sale, exchange or transfer of any ADS rights by a Foreign Holder is not subject to taxes in Chile.

        Any gain on the sale, exchange or transfer of the share rights by a Foreign Holder is subject to a 35% Chilean withholding tax.

  Other Chilean Taxes

        There is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by Foreign Holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a Foreign Holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Chilean Tax Consequences of Ownership of Shares or ADSs by Foreign Holders

  Ownership and Disposition of Shares and ADSs

        The following discussion summarizes material Chilean income and withholding tax consequences to Foreign Holders arising from the ownership and disposition of shares and ADSs and, to the extent any are issued, share rights and ADS rights. The summary that follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of shares or ADSs and share rights or ADS rights, if any, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

Taxation of Shares and ADSs

  Taxation of Cash Dividends and Property Distributions

        Cash dividends paid with respect to the shares or ADSs held by a Foreign Holder will be subject to Chilean withholding tax, which is withheld and paid by the company. The amount of the Chilean withholding tax is determined by applying a 35% rate to a "grossed-up" distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean CIT paid by the issuer), and then subtracting as a credit 65% of such Chilean CIT paid by the issuer, in case the residence country of the holder of share or ADS does not have a tax treaty with Chile. If there is a tax treaty between both countries in force or that was signed prior to January 1, 2019 and until December 31, 2021 (even if not yet in effect), the Foreign Holder can apply 100% of the CIT as a credit. For the year 2019, the Chilean CIT applicable to Enel Américas is a rate of 27%, and depending on the circumstances mentioned above, the Foreign Holder may apply 100% or 65% of the CIT as a credit.

        Currently, there are two alternative mechanisms of shareholder-level income taxation in effect since January 1, 2017: a) accrued income basis (known as the attributed-income system in Chile) shareholder taxation and b) cash basis (known as the partially-integrated system in Chile and most similar to the current system) shareholder taxation.

        Under the Chilean Income Tax Law, public held limited liability companies such as Enel Américas will be subject to the cash basis regime.

        Under the partially-integrated regime, or cash basis regime, a company pays CIT on its annual result. Foreign and local individual shareholders will only pay in Chile the relevant tax on effective profit distributions and will be allowed to use the CIT paid by the distributing company as credit, with certain limitations. Only 65% of the CIT is creditable against the 35% shareholder-level tax (as opposed to 100% under the accrued income basis regime). However, if there is a tax treaty signed before January 1, 2019 between Chile and the jurisdiction of residence of the shareholder (even if not yet in effect), the CIT is fully creditable against the 35% withholding tax. This is the case of the tax treaty signed between Chile and the United States. In the case of treaties signed prior to January 1, 2019 that have not been enacted, a temporary sale permits the application of the 100% of CIT as a credit until December 31, 2021 or if such treaty is enacted on or before December 31, 2021.

        The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a Foreign Holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean CIT rate of 27% (the CIT rate for 2018 and later under the cash basis regime) and a distribution of 50% of the net income of the company distributable after payment of the Chilean CIT:

Line	Concept and calculation assumptions	Amount Tax treaty resident	Amount Non-tax treaty resident
1	Company taxable income (based on Line 1 = 100)	100.0	100.0
2	Chilean corporate income tax : 27% × Line 1	27	27
3	Net distributable income: Line 1 – Line 2	73	73
4	Dividend distributed (50% of net distributable income): 50% of Line 3	36.5	36.5
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	17.5	17.5
6	Credit for 50% of Chilean corporate income tax : 50% of Line 2	13.5	13.5
7	CIT partial restitution (Line 6 × 35%)(1)	—	4.725
8	Net withholding tax: Line 5 – Line 6 + Line 7	4	8.725
9	Net dividend received: Line 4 – Line 8	32.5	27.775
10	Effective dividend Withholding rate : Line 8 / Line 4	10.95%	23.90%

(1)
Only applicable to non-tax treaty jurisdiction resident. From a practical standpoint the foregoing means that the CIT is only partially creditable (65%) against the withholding tax (i.e., CIT of 8.725%).

        However, for purposes of the foregoing, the Chilean tax authorities have not clarified whether the taxpayer residence will be considered the address of the ADS holder or the depository's address.

 MARKET INFORMATION

        Our shares of common stock are traded on the Chilean Stock Exchanges. Our shares of common stock are also traded in the United States on the NYSE, under the symbol "ENIA," in the form of ADSs evidenced by ADRs. Each ADS represents 50 shares of common stock. The closing prices of our shares on the Santiago Stock Exchange and ADSs on the NYSE on June 26, 2019 were Ch$115.97 per share and US$8.44 per ADS, respectively.

        As of June 24, 2019, 57,452,641,516 shares of our common stock were issued and outstanding, including ADRs evidencing 83,099,380 outstanding ADSs (equivalent to 4,154,969,000 shares or 7.2% of the total number of issued shares). For additional information regarding the Chilean Stock Exchanges, see "Item 9. The Offer and Listing—C. Markets" of the 2018 Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

UNDERWRITING

        We have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the rights offerings.

LEGAL MATTERS

        Certain matters of Chilean law relating to this offering will be passed upon for us by Carey y Cía Ltda., Santiago, Chile. In addition, certain tax matters under Chilean law will be passed upon for us by Marcos Cruz, Tax Attorney of Enel Américas. Certain matters of New York law and U.S. federal income tax law relating to this offering will be passed upon for us by Winston & Strawn, LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Enel Américas and its subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated in this prospectus supplement and the accompanying prospectus by reference from the 2018 Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2018 have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

        The financial statements of Eletropaulo Metropolitana Electricidade de São Paulo S.A. as of December 31, 2017 and for the year then ended, incorporated in this prospectus supplement and the accompanying prospectus by reference from the June 14, 2019 Form 6-K, have been audited by Ernst & Young Auditores Independentes S.S., independent auditors, as set forth in their report thereon which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

PROSPECTUS

Enel Américas S.A.

Shares of Common Stock
Rights to Subscribe for Shares of Common Stock

        We or any selling shareholder identified in a prospectus supplement may from time to time, in one or more offerings, offer our shares of common stock in the form of common stock or in the form of American Depositary Shares, or ADSs. Each ADS represents 50 shares of common stock. We may from time to time also offer rights to subscribe for shares of our common stock.

        This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we or a selling shareholder offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

        Our shares of common stock are listed on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges, under the symbol "ENELAM". Our ADSs are listed on the New York Stock Exchange under the symbol "ENIA". On June 14, 2019, the last reported sale price of our shares on the Santiago Stock Exchange was Ch$116.48 per share, and the last reported sale price of our ADSs on the New York Stock Exchange was US$8.32 per ADS. If we decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect to begin trading.

        Investing in the securities described herein involves risks. See "Risk Factors" beginning on page 16 of our annual report on Form 20-F for the year ended December 31, 2018 incorporated by reference into this prospectus.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Our company and our shares of common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, or the CMF, formerly known as the Superintendencia de Valores y Seguros). The CMF has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.

        This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

        We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is June 18, 2019

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic "shelf" registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, pursuant to the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference".

        In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

        Unless the context otherwise requires, references in this prospectus, to "Enel Américas", the "Company", "we", "us" and "our" are to Enel Américas S.A. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC's web site at www.sec.gov. Information about us, including our SEC filings, is also available on our website at www.enelamericas.com. We are an issuer in Chile of securities registered with the CMF. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol "ENELAM". Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) with the CMF and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at www.enelamericas.com and www.cmfchile.cl. The information contained on and linked from our Internet site or the CMF site is not incorporated by reference into this prospectus.

 INCORPORATION BY REFERENCE

        We are "incorporating by reference" in this prospectus specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

        We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in the registration statement of which this prospectus is a part) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

  •
  Our Annual Report on Form 20-F for the year ended December 31, 2018 (the "2018 Form 20-F");

  •
  Our Report on Form 6-K filed with the SEC on February 27, 2019 (the "February 27, 2019 Form 6-K");

  •
  Our Report on Form 6-K filed with the SEC on February 28, 2019 (the "February 28, 2019 Form 6-K");

  •
  Our Report on Form 6-K filed with the SEC on March 5, 2019 (the "March 5, 2019 Form 6-K"); and

  •
  Our Report on Form 6-K filed with the SEC on June 14, 2019 (the "June 14, 2019 Form 6-K").

        Except for the Reports on Form 6-K specifically listed or described above, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Enel Américas S.A., Santa Rosa 76, Santiago, Chile, Attention: Investor Relations, +562 2353-4400 or via e-mail to ir.enelamericas@enel.com.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

  •
  our capital investment program;

  •
  trends affecting our financial condition or results from operations;

  •
  our dividend policy;

  •
  the future impact of competition and regulation;

  •
  political and economic conditions in the countries in which we or our related companies operate or may operate in the future;

  •
  any statements preceded by, followed by or that include the words "believes", "expects", "predicts", "anticipates", "intends", "estimates", "should", "may" or similar expressions; and

  •
  other statements contained or incorporated by reference in this prospectus or in the documents incorporated by reference herein regarding matters that are not historical facts.

        Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

  •
  demographic developments, political events, economic fluctuations and interventionist measures by authorities in the markets in South America where we conduct our businesses;

  •
  hydrology, droughts, flooding and other weather conditions;

  •
  changes in the environmental regulation and the regulatory framework of the electricity industry in one or more of the countries in which we operate;

  •
  our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

  •
  the nature and extent of future competition in our principal markets; and

  •
  the factors discussed in the 2018 Form 20-F and in any prospectus supplement under the heading "Risk Factors".

        You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus or in the documents incorporated by reference herein to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

        For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

 OUR COMPANY

        We are a Chilean company engaged, through our subsidiaries and affiliates, in the electricity generation, transmission and distribution businesses in Argentina, Brazil, Colombia and Peru. As of December 31, 2018, we had 11,257 MW of net installed generation capacity and 24.5 million distribution customers. Our installed capacity is comprised of 112 generation units in the four countries in which we operate, of which 55% are hydroelectric power plants. We trace our origins to Enersis S.A. During 2016, we completed a corporate reorganization to separate Enersis S.A.'s Chilean businesses from its non-Chilean businesses. As part of this process, the former Enersis S.A. changed its name to Enersis Américas S.A. on March 1, 2016 and subsequently to Enel Américas S.A. on December 1, 2016.

        We are a publicly held limited liability stock corporation headquartered in Chile and organized on June 19, 1981 under the laws of the Republic of Chile.

        We are part of an electricity group controlled by Enel S.p.A. ("Enel"), our ultimate controlling shareholder, which beneficially owns 56.8% of our shares. Enel is an Italian energy company with multinational operations in the power and gas markets, with a focus on Europe and Latin America. Enel operates in over 34 countries across five continents, produces energy through a net installed capacity of almost 90 GW, which includes 43 GW of renewables sources, and distributes electricity and gas through a network covering 2.2 million kilometers. With over 73 million users worldwide, Enel has the largest customer base among European competitors and figures among Europe's leading power companies in terms of installed capacity and reported EBITDA. Enel shares publicly trade on the Milan Stock Exchange.

        As of and for the year ended December 31, 2018, we had consolidated assets of US$ 27.4 billion and operating revenues of US$ 13.2 billion. Our common stock has been registered with the CMF and is listed for trading on the Chilean Stock Exchanges. Additionally, ADSs representing shares of our common stock are registered with the SEC and listed for trading on the NYSE.

        Our principal executive offices are located at Santa Rosa 76, Santiago, Chile and our general telephone number is +562 2353-4400.

 USE OF PROCEEDS

        Except as may otherwise be described in a prospectus supplement, we intend to use the net proceeds from the offerings hereunder for general corporate purposes, including funding working capital and capital expenditures and possible acquisitions, as well as repayment of outstanding debt. Subject to contractual or other legal restrictions, all or a portion of the net proceeds from the sale of securities may be available to our affiliates through intercompany loans or other means.

        We will not receive any of the proceeds for the shares of our common stock, ADSs or rights to be sold by any selling shareholder. Such proceeds will be received by such selling shareholder.

DESCRIPTION OF SHARE CAPITAL

        Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of Chilean law and our bylaws.

General

        Shareholders' rights in Chilean companies are governed by the company's bylaws (estatutos), which have the same purpose as the articles or certificate of incorporation and the bylaws of a company incorporated in the United States, and by the Chilean Corporations Act (Law No. 18,046). In addition, D.L. 3500, or the Pension Funds' System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Corporations Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (US$ 198,381 as of December 31, 2018) do not have the option to bring the procedure to the courts.

        The Chilean securities markets are principally regulated by the CMF pursuant to the Securities Market Law (Law No. 18,045) and the Chilean Corporations Act, and any other rules and decisions issued by the CMF. Such laws and regulations provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection for minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Act and the Securities Market Law, both as amended, also provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors' committees, independent directors, stock options and derivative actions.

Public Register

        We are a publicly held limited liability stock corporation incorporated under the laws of Chile. We were incorporated by public deed issued on June 19, 1981 by the Santiago Notary Public, Mr. Patricio Zaldívar M. Our existence was approved by CMF Resolution 409-S of July 17, 1981 and we were registered on July 21, 1981 in the Commercial Register (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago), on page 13099 No. 7269. We are registered with the CMF under the entry number 0175. We also registered with the SEC under the commission file number 001-12440 on October 19, 1993.

Reporting Requirements Regarding Acquisition or Sale of Shares

        Under Article 12 of the Securities Market Law and General Rule 269 of the CMF, certain information regarding transactions in shares of a publicly held limited liability stock corporation or in contracts or securities whose price or financial results depend on, or are conditioned in whole or in part on the price of such shares, must be reported to the CMF and the Chilean Stock Exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular No. 1375 of the CMF. Shareholders of publicly held limited liability stock corporations are required to report to the CMF and the Chilean Stock Exchanges:

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  any direct or indirect acquisition or sale of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation's subscribed capital;

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  any direct or indirect acquisition or sale of contracts or securities whose price or financial results depend on or are conditioned in whole or in part on the price of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held limited liability stock corporation's subscribed capital;

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  any direct or indirect acquisition or sale of shares made by a holder who, due to an acquisition of shares of such publicly held limited liability stock corporation, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held limited liability stock corporation's subscribed capital; and

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  any direct or indirect acquisition or sale of shares in any amount, made by a director, liquidator, principal executive, general manager or manager of a publicly held limited liability stock corporation.

        In addition, majority shareholders of a publicly held limited liability stock corporation must inform the CMF and the Chilean Stock Exchanges if such transactions are entered into with the intention of acquiring control of the company or if they are making a passive financial investment instead.

        Under Article 54 of the Securities Market Law and General Rule No. 104 of the CMF, any person who directly or indirectly intends to take control of a publicly held limited liability stock corporation must disclose this intent to the market at least ten business days in advance of the proposed change of control and, in any event, as soon as the negotiations for the change of control have taken place or reserved information of the publicly held stock corporation has been provided.

Corporate Objectives and Purposes

        Article 4 of our bylaws states that our corporate objectives and purposes are, among other things, to conduct the exploration, development, operation, generation, distribution, transmission, transformation, or sale of energy in any form, directly or through other companies, as well as to provide engineering consulting services related to these objectives, and to participate in the telecommunications business.

Board of Directors

        Our Board of Directors consists of seven members who are elected by shareholders at an ordinary shareholders' meeting ("OSM"), and are elected for three-year terms, at the end of which they will be re-elected or replaced.

        The seven directors elected at the OSM are the seven individual nominees who receive the highest majority of the votes. Each shareholder may vote such shareholder's shares in favor of one nominee or may apportion such shareholder's shares among any number of nominees.

        The effect of these voting provisions is to ensure that a shareholder owning more than 12.5% of our shares is able to elect a member of the Board although depending on the distribution of the rest of the votes at the OSM, a director may in some cases be elected with the votes of less than 12.5% of our shares. This number is derived from the reciprocal of the number of directors plus one. In our case, there are seven directors, and the reciprocal of eight is equal to 12.5%.

        The compensation of the directors is established annually at the OSM.

        Agreements or contracts entered into by us with related parties can only be executed when such agreements or contracts are in the best interests of our company and our shareholders, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Article 147 of the Chilean Corporations Act.

Certain Powers of the Board of Directors

        Our bylaws provide that every agreement or contract that we enter into with our controlling shareholder, our directors or executives, or their related parties, must be previously approved by the affirmative vote of two-thirds of the Board of Directors (with the abstention of any interested director) and be included in the Board meetings, and must comply with the provisions of the Chilean Corporations Act.

        Our bylaws do not contain provisions relating to:

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  the directors' power, in the absence of an independent quorum, to vote on compensation for themselves or any members of the Board;

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  borrowing powers exercisable by the directors and how such borrowing powers can be changed;

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  retirement or non-retirement of directors under an age limit requirement; or

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  number of shares, if any, required to be owned for directors' qualification.

Certain Provisions Regarding Shareholder Rights

        As of the date of this prospectus, Enel Américas' capital is comprised of only one class of shares, all of which are shares of common stock and have the same rights.

        Our bylaws do not contain any provisions relating to:

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  redemption provisions;

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  sinking funds; or

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  liability for capital reductions by us.

        Under the Chilean Corporations Act, the rights of our shareholders may only be modified by an amendment to the bylaws that complies with the requirements explained below under "—Shareholders' Meetings and Voting Rights".

Capitalization

        Under the Chilean Corporations Act, only the shareholders of a company acting at an extraordinary shareholders' meeting ("ESM"), have the power to authorize a capital increase. When an investor subscribes for shares, these are officially issued and registered under the subscriber's name, and the subscriber is treated as a shareholder for all purposes, except for receipt of dividends and return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that the subscriber has actually paid for or, if the subscriber has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the company's bylaws provide otherwise. If a subscriber does not fully pay for shares for which the subscriber has subscribed on or prior to the date agreed upon for payment, and after all the actions intended by the company to collect payment have been exhausted (unless the ESM has authorized the board, by the affirmative vote of two-thirds of the voting shares, not to pursue such collection actions), the company is entitled to auction the shares on the stock exchange where such shares are traded, for the account and risk of the debtor, the number of shares held by the debtor necessary for the company to pay the outstanding balances and disposal expenses. However, until such shares are sold at auction, the subscriber continues to hold all the rights of a shareholder, except the right to receive dividends and return of capital. The chief executive officer, or the person replacing him, will reduce in the shareholders' register the number of shares in the name of the debtor shareholder to the number of shares that remain, deducting the shares sold by the company and settling the debt in the amount necessary to cover the result of such disposal after the corresponding expenses. When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which in no case may exceed three years from the date of such meeting), these shall be reduced in the non-subscribed amount until that date. With respect to the shares subscribed and not paid following the term mentioned above, the Board must proceed to collect payment, unless the shareholders' meeting authorizes (by the affirmative vote of two-thirds of the voting shares) a reduction of the company's capital to the amount effectively collected, in which case the capital shall be reduced by force of law to the amount effectively paid. Once collection actions have been exhausted, the Board should propose to the shareholders' meeting the approval by simple majority of the write-off of the outstanding balance and the reduction of capital to the amount effectively recovered.

        As of December 31, 2018, our subscribed and fully paid capital totaled US$ 6,763 million and consisted of 57,452,641,316 shares of common stock.

Preemptive Rights and Increases of Share Capital

        The Chilean Corporations Act requires Chilean publicly held limited liability stock corporations to grant shareholders preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage of such company whenever such company issues new shares.

        Under the Chilean Corporations Act, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period. The preemptive rights to subscribe for shares in capital increases of the company or of any other securities convertible into shares or that confer future rights over these shares, should be offered, at least once, to the shareholders pro rata to the shares held registered in their name at midnight on the fifth business day prior to the date of the start of the preemptive rights period. The preemptive rights offering and the start of the 30-day period for exercising them must be communicated through the publication of a prominent notice, at least once, in the newspaper that must be used for notifications of shareholders' meetings. During such 30-day period, and for an additional period of up to 30 days immediately following the initial 30-day period, publicly held limited liability stock corporations are not permitted to offer any unsubscribed shares to third parties on terms which are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held limited liability stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on one of the Chilean Stock Exchanges.

Shareholders' Meetings and Voting Rights

        An OSM must be held within the first four months following the end of our fiscal year. Our last OSM was held on April 30, 2019. An ESM may be called by the Board of Directors when deemed appropriate, or when requested by shareholders representing at least 10% of the issued shares with voting rights, or by the CMF. Our last ESM was held on April 30, 2019 in connection with approval of the proposed capital increase of US$ 3.0 billion. To convene an OSM or an ESM, notice must be given three times in a newspaper located in our corporate domicile. The newspaper designated by our shareholders is El Mercurio. The first notice must be published not less than 15-days and no more than 20-days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, to the CMF and to the Chilean Stock Exchanges.

        The OSM shall be held on the day stated in the notice and should remain in session until all the matters stated in the notice have been voted upon. However, once constituted, upon the proposal of the chairman or shareholders representing at least 10% of the shares with voting rights, the majority of the shareholders present may agree to adjourn the OSM and to continue it within the same day and place, with no new constitution of the meeting or qualification of powers being necessary, recorded in one set of minutes. Only those shareholders who were present or represented by proxy at the commencement of the meeting may attend the recommencement of the meeting with voting rights.

        Under the Chilean Corporations Act, a quorum for a shareholders' meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. This second reconvened meeting must take place within 45-days following the scheduled date for the first meeting. Shareholders' meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented by proxy at the meeting. An ESM must be called to take the following actions:

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  a transformation of the company into an entity other than a publicly held limited liability stock corporation governed by the Chilean Corporations Act, a merger or split-up of the company;

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  an amendment to the term of duration or early dissolution of the company;

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  a change in the company's domicile;

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  a decrease of corporate capital;

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  an approval of capital contributions in kind and non-monetary assessments;

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  a modification of the authority reserved to shareholders or limitations on the Board of Directors;

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  a reduction in the number of members of the Board of Directors;

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  a disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

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  the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position as controlling shareholder;

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  the form of distributing corporate benefits;

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  issue of guarantees for third-party liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is deemed sufficient for approval);

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  the purchase of the company's own shares;

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  other actions established by the bylaws or by law;

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  certain remedies for the nullification of the company's bylaws;

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  inclusion in the bylaws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company's shares by means of a tender offer for all of the company's shares, where at least 15% of the shares have been acquired from unrelated shareholders; or

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  approval or ratification of acts or contracts with related parties.

        Regardless of the quorum present, the vote required for any of the actions described above is at least two-thirds of the outstanding shares with voting rights. Other actions at the ESM are approved with the affirmative vote of an absolute majority of the shares present or represented by proxy at the meeting.

        Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

        The Chilean Corporations Act does not require a publicly held limited liability stock corporation to provide its shareholders the same level and type of information required by the U.S. federal securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the financial statements and corporate books of a publicly held limited liability stock corporation within the 15-day period before its scheduled shareholders meeting. Under the Chilean Corporations Act, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, and, an indication of the way complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on the company's website. In the case of an OSM, the annual report of company's activities, which includes audited financial statements, must also be made available to shareholders and published on the company's website. Our annual report is available on our website at: www.enelamericas.com.

        The Chilean Corporations Act provides that, upon the request by the Directors' Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company's annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders' comments and proposals in relation to the company's affairs. In accordance with Article 136 of the Chilean Corporations Act Regulations (Reglamento de Sociedades Anónimas), the shareholder(s) holding or representing 10% or more of the shares issued with voting rights, may:

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  make comments and proposals relating to the progress of the corporate businesses in the corresponding year, no shareholder being able to make individually or jointly more than one presentation. These observations should be presented in writing to the company concisely, responsibly and respectfully, and the respective shareholder(s) should state their willingness for these to be included as an appendix to the annual report. The Board shall include in an appendix to the annual report of the year a faithful summary of the pertinent comments and proposals the interested parties had made, provided they are presented during the year or within 30-days after its ending; or

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  make comments and proposals on matters that the Board submits for the knowledge or voting of the shareholders. The Board shall include a faithful summary of those comments and proposals in all information it sends to shareholders, provided the shareholders' proposal is received at the offices of the company at least 10 days prior to the date the information is sent to shareholders by the company. The shareholders should present their comments and proposals to the company, expressing their willingness for these to be included in the appendix to the respective annual report or in information sent to shareholders, as the case may be. The observations referred to in Article 136 may be made separately by each shareholder holding 10% or more of the shares issued with voting rights or shareholders who together hold that percentage, who should act as one.

        Similarly, the Chilean Corporations Act provides that whenever the Board of Directors of a publicly held stock corporation convenes an OSM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors' Committee or by shareholders owning 10% or more of the shares with voting rights who request that such comments and proposals be so included.

        Only shareholders registered as such, as of 11:59 pm on the fifth Chilean business day prior to the date of a shareholders' meeting are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as the shareholders' proxy to attend the meeting and vote on the shareholders' behalf. Proxies for such representation shall be given in writing for all the shares held by the owner. The proxy may contain specific instructions to approve, reject, or abstain with respect to any of the matters submitted for voting at the meeting and which were included in the notice. Every shareholder entitled to attend and vote at a shareholders' meeting shall have one vote for every share held.

        There are no limitations imposed by the Chilean Corporations Act or our bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of common stock represented by ADSs, and evidenced by outstanding ADRs, is the custodian of the depositary, currently Banco Santander-Chile, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADSs directly. The Deposit Agreement pursuant to which the ADSs are issued (described under "Description of American Depositary Shares") contains provisions pursuant to which the depositary has agreed to solicit instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of common stock represented by the ADSs. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under the Chilean Corporations Act and the provisions of the bylaws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board or to a person designated by the Chairman of the Board to vote) the shares of common stock represented by the ADSs in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of common stock underlying ADSs. If no voting instructions are received by the depositary from a holder of ADSs with respect to the shares of common stock represented by the ADSs, on or before the date established by the depositary for such purpose, the shares of common stock represented by the ADSs, may be voted in the manner directed by the Chairman of the Board, or by a person designated by the Chairman of the Board, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

        According to the Chilean Corporations Act, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all companies must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, unless and except to the extent they have carried forward losses. The law provides that the Board of Directors must agree to the dividend policy and inform such policy to the shareholders at the OSM.

        The company may fulfill the payment of any dividend in excess of 30% of net income, by giving the shareholders the option to be paid, at their sole election, in cash, in company shares, or in shares of publicly held companies owned by the company. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

        Dividends, which are declared but not paid within the appropriate time period set forth in the Chilean Corporations Act (as to minimum dividends, 30-days after declaration; as to additional dividends, the date set for payment at the time of declaration), are adjusted to reflect the change in the value of UF (Unidad de Fomento), from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred for the benefit of the volunteer fire department.

        In the event of a liquidation of the company, the shareholders would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

        The Board of Directors is required to submit our consolidated financial statements to the shareholders annually for their approval at the OSM. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders' meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60-days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new Board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period. Our shareholders have never rejected the financial statements presented by our Board of Directors.

Change of Control

        The Securities Market Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies which publicly offer their shares or securities convertible into shares and which offer is made to shareholders to purchase their shares under conditions which allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

        No provision in our bylaws discriminates against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares. However, no person may directly or indirectly own more than 65% of the outstanding shares of our stock. The foregoing restriction does not apply to the custodian of the depositary as record owner of shares represented by ADSs, but it does apply to each beneficial holder of ADSs. Additionally, our bylaws prohibit any shareholder from exercising voting power with respect to the common stock owned by such shareholder or on behalf of others representing more than 65% of the common stock owned by such shareholder or on behalf of others representing more than 65% of the outstanding issued shares with voting rights.

Right of Dissenting Shareholders to Tender Their Shares

        The Chilean Corporations Act provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first cancel their ADSs and withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement.

        "Dissenting" shareholders are defined as those who at a shareholders' meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the applicable resolution, within the 30-days following the shareholders' meeting. Shareholders present or represented by proxy at the meeting and who abstain in exercising their voting rights shall not be considered as dissenting. The right to withdraw should be exercised for all the shares that the dissenting shareholder had registered in the dissenting shareholder's name on the record date for the shareholders' to participate in the meeting at which the resolution is adopted that motivates the withdrawal, provided that such dissenting shareholder remains a record holder on the date on which the dissenting shareholder's intention to withdraw is communicated to the company.

        The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean Stock Exchanges is the weighted average of the sales prices for the shares as reported on the Chilean Stock Exchanges on which the shares are quoted for the 60-trading-day period between the 90th trading day and the 30th trading day before the shareholders' meeting giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the CMF determines that the shares are not actively traded on a Chilean Stock Exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose shall equal paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statement of financial position is used, as adjusted to reflect inflation up to the date of the shareholders' meeting which gave rise to the withdrawal right.

        Article 126 of the Chilean Corporate Act Regulations establishes that in cases where the withdrawal right is available, the company must inform the shareholders of their availability, the value per share that will be paid to shareholders exercising their withdrawal right and the term for exercising the withdrawal right. Such information should be given to shareholders at the same meeting at which the resolutions are adopted giving rise to the withdrawal right, prior to voting on the resolution. A special communication should be given to the shareholders with withdrawal rights, within two days following the date on which the withdrawal rights are effective. In the case of publicly held stock corporations, such information shall be communicated by a prominent notice in a newspaper with a wide national circulation and on its website, in addition to a written communication addressed to the shareholders with withdrawal rights at the address they have registered with the company. The notice of the shareholders' meeting that includes a matter that gives rise to withdrawal rights should mention the availability of such withdrawal rights.

        The resolutions that result in a shareholder's right to withdraw include, among others, the following:

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  the transformation of the company into an entity which is not a publicly held limited liability stock corporation governed by Chilean Corporations Act;

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  the merger of the company with another company;

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  the disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

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  the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position of controlling shareholder;

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  issue of guarantees for third party liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is deemed sufficient);

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  the creation of preferential rights for a class of shares or an amendment to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

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  certain remedies for the nullification of the company's bylaws; and

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  such other actions established by company's bylaws or by law.

Investments by AFPs

        The Pension Funds' System Law permits AFPs to invest their funds in companies that are subject to Title XII and these companies are subject to greater restrictions than other companies. The determination of which stocks may be purchased by AFPs is made by the Risk Classification Committee. The Risk Classification Committee establishes investment guidelines and is empowered to approve or disapprove those companies that are eligible for AFP investments. Except for the period from March 2003 to March 2004, we have been a Title XII company since 1985 and we are approved by the Risk Classification Committee.

        Title XII companies, such as Enel Américas, are required to have bylaws that:

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  limit the ownership of any shareholder to a specified maximum percentage, currently 65%;

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  require that certain actions be taken only at a meeting of the shareholders; and

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  give the shareholders the right to approve certain investment and financing policies.

Registrations and Transfers

        Shares issued by us are registered with an administrative agent, which is DCV Registros S.A. This entity is also responsible for our shareholders' registry. In case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with us.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank, N.A.'s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are known as "American Depositary Receipts" or "ADRs". The depositary appoints a custodian to safekeep the securities on deposit. The custodian is Banco Santander-Chile, located at Bandera 140, Santiago, Chile.

        We appointed Citibank, N.A. as depositary pursuant to the Deposit Agreement, dated as of March 28, 2013, as amended. A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC's website (www.sec.gov). Please refer to Registration Number 333-186824 when retrieving such copy.

        The following is a summary description of the material terms of our ADSs and your rights as an owner of our ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of our ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety, as well as the form of ADR attached to the Deposit Agreement.

        Each ADS represents 50 shares of common stock of Enel Américas on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of our ADSs because of legal restrictions or practical considerations.

        If you become an owner of our ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations, as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares of our common stock will continue to be governed by the laws of Chile, which are different from New York law.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The DRS includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as our ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions made by us on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

        Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

        Upon receipt of a dividend or free distribution of shares of our common stock, the depositary may and will, at our request, distribute to holders, in proportion to the number of ADSs held, new ADSs representing the shares of our common stock deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs upon a distribution of shares of our common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of our common stock so distributed.

        No such distribution of new ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new ADSs as described above, it will sell the shares of our common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        If we offer to holders of our shares rights to purchase additional shares of our common stock, the depositary has discretion as to the procedures to follow in making such rights available to the holders of ADSs, in selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders or in allowing such rights to lapse. If requested by us, the depositary will take the following actions:

  •
  If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

  •
  If at the time of the offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear about to lapse, the depositary in its discretion may sell such rights at public or private sale, and may allocate the net proceeds of any such sale, upon an averaged or other practicable basis; or

  •
  If by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse.

        If the distribution of rights requires the rights to be registered under the Securities Act, the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

        If the depositary has distributed the rights to holders of ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

  •
  payment of the purchase price for the shares to be purchased upon the exercise of the right;

  •
  a duly completed and signed exercise instruction; and

  •
  payment of the applicable fee and charges.

        The depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

        The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

        Whenever we distribute property other than cash, shares of common stock or rights to purchase additional shares of our common stock, the depositary will consult with us to the extent practicable and distribute such property to holders of ADSs in proportion to the number of ADSs held, in any manner that the depositary, with our consent, deems equitable and practicable for accomplishing the distribution.

        If the depositary determines that such distribution cannot be made proportionately among the holders of ADSs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with our approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

        If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

        The shares of our common stock held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of our common stock held on deposit. The depositary may, with our approval, or at our request, in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Redemption

        To the extent permitted by applicable law, whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we have provided all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders of ADSs.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders of ADSs to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Issuance of ADSs Upon Deposit of Shares of Common Stock

        The depositary may create ADSs on your behalf if you or your broker deposits shares of our common stock with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of our common stock to the custodian.

        The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of our common stock have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

        When you make a deposit of shares of our common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

  •
  The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

  •
  All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

  •
  You are duly authorized to deposit the shares.

  •
  The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the Deposit Agreement).

  •
  The shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

  •
  duly deliver the ADRs to the depositary at its principal office;

  •
  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer; and

  •
  pay all applicable fees, charges, expenses taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, in connection with a transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs to be combined or split up to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, in connection with a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

        As a holder, you are entitled to present your ADSs to the depositary for cancellation and then receive the underlying shares of our common stock at the custodian's offices. In order to withdraw the shares of common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares of Enel Américas common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

        If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares of our common stock represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You have the right to withdraw the securities represented by your ADSs at any time except for:

  •
  Temporary delays that are caused by closing of the transfer books for the shares of our common stock or the ADSs or the payment of dividends.

  •
  Obligations to pay fees, taxes and similar charges.

  •
  Restrictions imposed due to laws or regulations applicable to ADSs or the withdrawal of deposited securities.

        The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of our common stock represented by your ADSs. The voting rights of holders of shares of our common stock are described in "—Description of Share Capital—Shareholders' Meetings and Voting Rights."

        The depositary will mail to you any notice of a shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

        If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder's ADSs in accordance with such voting instructions.

        Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. There is no assurance that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

        If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy with full power of substitution to our Chairman of the Board or to a person designated by the Chairman of the Board to vote the shares represented by your ADSs in his/her discretion. The depositary will deliver such discretionary proxy to vote on any matter other than:

  •
  Any matter where substantial opposition exists by holders of ADSs, it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a contested matter involving substantial opposition;

  •
  matters that materially and adversely affect the rights of holders of ADSs; or

  •
  any matter as to which the Chairman of the Board directs the depositary that he or she does not wish such proxy to be given.

Fees and Charges

        The holders of ADSs are required to pay the following fees of the depositary:

	Service Fees	Fees
(1)	Issuance of ADS upon deposit of shares (i.e., an issuance upon a deposit of shares or upon a change in the ADS(s)-to-share(s) ratio), excluding issuances as a result of distributions described in paragraph (4) below.	Up to US$5.00 per 100 ADSs (or fraction thereof) issued.
(2)	Delivery of deposited securities against surrender of ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) surrendered.
(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.
(4)	Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) held.
(5)	Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.
(6)	Depositary services	Up to US$5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

        As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

  •
  Fees for the transfer, exchange or registration of shares of common stock, such as upon deposit and withdrawal of shares of common stock;

  •
  Expenses incurred for converting foreign currency into U.S. dollars;

  •
  Expenses for cable, telex and fax transmissions and for delivery of securities;

  •
  Taxes and other governmental charges upon the transfer of securities, such as when shares of common stock are deposited or withdrawn from deposit; and

  •
  Fees and expenses incurred in connection with the delivery or servicing of shares of common stock on deposit.

        We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

        We may agree with the depositary to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that increase any fees or charges or that would materially prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

        You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of our common stock represented by your ADSs, except as permitted by law.

        We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

        After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of matters relating to the ADSs, the Deposit Agreement or our business.

        The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The Deposit Agreement limits our obligations and the depositary's obligations to you. Please note the following:

  •
  We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

  •
  The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

  •
  We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

  •
  We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

  •
  We and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

  •
  We and the depositary disclaim any liability by reason of any exercise or failure to exercise discretion contemplated in the Deposit Agreement.

  •
  We and the depositary further disclaim liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any governmental authority, any person presenting shares for deposit, any record or beneficial holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

  •
  We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

  •
  We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

        The depositary may, in certain circumstances, issue ADSs before receiving a deposit of shares of our common stock or release shares of our common stock before receiving ADSs. These transactions are commonly referred to as "pre-release transactions." The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may take all necessary measures in order to comply with any tax obligations generated for holders of ADSs on the ADSs or the securities represented by the ADSs, including deducting from any distribution the taxes and governmental charges payable by holders and selling any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable;

  •
  Distribute the foreign currency to holders for whom the distribution is lawful and practicable; or

  •
  Hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON STOCK OR ADSS

        We may issue rights to subscribe for shares of our common stock or ADSs. These rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

        The terms of the rights to subscribe for shares of our common stock or ADSs will be set forth in a prospectus supplement which, will describe, among other things:

  •
  the exercise price;

  •
  the aggregate number of rights to be issued;

  •
  the number of shares of our common stock or ADSs purchasable upon exercise of each right;

  •
  the procedures for exercising the right;

  •
  the date upon which the exercise of rights will commence;

  •
  the expiration date;

  •
  the extent to which the rights are transferable;

  •
  the extent to which the rights may include an over-subscription privilege with respect to unsubscribed shares of our common stock or ADSs;

  •
  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

  •
  any other material terms of the rights.

 PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus and any selling shareholder may sell rights to subscribe for shares of common stock or shares of common stock, including shares represented by ADSs, from time to time in one or more transactions, including without limitation:

  •
  to or through underwriters, brokers or dealers;

  •
  directly to purchasers or to a single purchaser;

  •
  through agents; or

  •
  through a combination of any of these methods.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

  •
  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

  •
  any delayed delivery arrangements;

  •
  the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

  •
  any securities exchanges on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by us, the selling shareholder, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices relating to such prevailing market prices; or

  •
  at negotiated prices.

        Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:

  •
  on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

  •
  to or through a market maker otherwise than on the exchanges or quotation or trading services.

        The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as principal or agent for us, who may also be third-party sellers of securities as described above.

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. Underwriters, dealers or agents that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us or the selling shareholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents and describe their commissions, fees or discounts in the applicable prospectus supplement.

        Any selling shareholder will act independently of us in making the decision with regards to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

Sales through Underwriters or Dealers

        Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

        We or the selling shareholder may sell some or all of the securities covered by this prospectus through:

  •
  purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

  •
  block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

        We or the selling shareholder may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.

        If indicated in an applicable prospectus supplement, we or the selling shareholder may sell the securities through agents from time to time, which agents may be affiliated with us or the selling shareholder. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or the selling stockholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Indemnification; Other Relationships

        Agents, underwriters and other third parties described above may be entitled to indemnification by us or the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholder in the ordinary course of business.

 LEGAL MATTERS

        Certain matters of Chilean law, including the validity of the common stock and rights to subscribe for common stock, will be passed upon for us by Carey y Cía. Ltda., Santiago, Chile. Certain matters of New York law will be passed upon for us by Winston & Strawn LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Enel Américas and its subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated in this prospectus by reference from the 2018 Form 20-F, and the effectiveness of its internal control over financial reporting as of December 31, 2018 have been audited by EY Audit S.p.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as expert in accounting and auditing.

        The financial statements of Eletropaulo Metropolitana Eletricidade de São Paulo S.A. as of December 31, 2017 and for the year then ended, incorporated in this prospectus by reference from the June 14, 2019 Form 6-K, have been audited by Ernst & Young Auditores Independentes S.S., independent auditors, as set forth in their report thereon which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are a publicly held limited liability stock corporation organized under the laws of Chile. None of our directors or executive officers are residents of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in United States courts.

        No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant "exequatur" (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

  •
  the existence of reciprocity;

  •
  the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

  •
  the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

  •
  the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

  •
  the Chilean courts' determination that the United States courts had jurisdiction;

  •
  that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

  •
  that enforcement would not violate Chilean public policy.

        In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e., principles of due process and public policy). However, there is doubt:

  •
  as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

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  as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

        In addition, foreign judgments cannot affect properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts. However, once the exequatur has been obtained, ADSs holders will be entitled to request from a local court the enforcement of foreign judgement on the assets and properties located in Chile.

        We have appointed Puglisi & Associates as our authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the ADSs or the Deposit Agreement.

        We have also appointed CT Corporation System at 28 Liberty Street, New York, NY 10005 as our authorized agent upon which service of process may be served in the U.S. in any action which may be instituted against us arising out of or based upon this prospectus.

Enel Américas S.A.